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                                                                EXHIBIT 10.78

                                  GROUND LEASE

    This Ground Lease ("LEASE") is made and entered into as of the 31 day of July, 1996, by and between MacGREGOR INCOME PROPERTIES WEST I, INC., a Nevada corporation (hereinafter referred to as "LANDLORD"), and CLOOBECK ENTERPRISES, a Nevada corporation (hereinafter referred to as "Tenant").

                                    ARTICLE I

                                 LEASED PROPERTY

    1.01. DEMISE. Upon the conditions, limitations, covenants and agreements set forth below, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, those premises (the "LAND") consisting of that land described in EXHIBIT A attached hereto and incorporated herein by reference, together with all existing improvements thereon (the "SHARK CLUB IMPROVEMENTS") and all appurtenances thereto (all of which is sometimes referred to herein as the "LEASED PROPERTY"); subject to (i) all easements, licenses, reservations, rights-of-way, conditions, covenants and restrictions of record reflected on EXHIBIT B attached hereto and incorporated herein by reference (the "RECORDED EXCEPTIONS"), (ii) all rights and interests of La-Tex Partnership pursuant to and by virtue of that certain lease dated July 2, 1987, as amended (the "SHARK CLUB LEASE") including the Shark Club Note, as defined in Section 5.02, and
(iii) conditions, facts, circumstances, rights and claims which could be ascertained by an inspection of the status of title or condition of the Leased Property (the "OTHER EXCEPTIONS") other than exceptions resulting from a voluntary act or omission of Landlord. The Recorded Exceptions, Shark Club Lease and the Other Exceptions are sometimes referred to in this Lease as the "RESERVATIONS").

    1.02. INSPECTION, EXAMINATION AND INVESTIGATION.


         (a) Tenant has fully inspected, examined and investigated the condition and status of title of the Leased Property and is entering into this Lease as a result of such inspection, examination and investigation, and is acquiring an interest in the Leased Property "as is" based upon its own independent and completed inspection, examination and investigation of the condition and status of title of the Leased Property and not as a result of any representation, warranty, assurance, guaranty or promise of Landlord or any person purporting to act on behalf of Landlord, other than those which may be expressly set forth in this Lease. TENANT UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT NEITHER LANDLORD NOR ANY AGENT, EMPLOYEE OR OTHER PERSON ACTING ON BEHALF OF LANDLORD HAS MADE ANY AND LANDLORD EXPRESSLY DISCLAIMS EVERY REPRESENTATION, WARRANTY, ASSURANCE, GUARANTY OR PROMISE, EXPRESS OR IMPLIED CONCERNING THE STATUS OF TITLE OR CONDITION OF THE LEASED PROPERTY WHICH ARE NOT EXPRESSLY SET FORTH IN THIS LEASE AND THAT NO AGENT, EMPLOYEE OR OTHER PERSON HAS ANY AUTHORITY TO MAKE

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OR DELIVER ANY REPRESENTATION, WARRANTY, ASSURANCE, GUARANTY OR PROMISE WHICH IS
NOT SET FORTH IN THIS LEASE.

         (b) Tenant has reviewed all of the documents and correspondence identified in EXHIBIT C attached hereto concerning the Shark Club Lease and has had an adequate opportunity (regardless of whether or not exercised) to ask questions of and receive answers from La-Tex Partnership and its agents regarding the status of the Shark Club Lease and the Shark Club Note (as defined in Section 5.02 of this Lease)

                                   ARTICLE 11

                                      TERM

    2.01. DURATION; COMMENCEMENT DATE. The term of this Lease shall be for a period of fifty (50) years commencing as of the first day of August, 1996 (the "COMMENCEMENT DATE") and shall terminate at 11:59 p.m. on the last day of July, 2046, unless terminated earlier as elsewhere herein provided. Reference in this Lease to the "LEASE TERM" or the "TERM OF THIS LEASE" shall refer to the period starting on the Commencement Date and continuing through the date of termination of this Lease.

    2.02. HOLDING OVER. If Tenant continues in possession of the Leased Property without the objection of Landlord after expiration of the term of this Lease, such holding-over shall not be construed as a renewal or extension of this Lease but shall be deemed to be a tenancy from month-to-month only, terminable in accordance with subsection 1 (b) of NRS 40.251 but otherwise upon the same terms and conditions set forth in this Lease.

    2.03. LEASE YEAR DEFINED. As used in this Lease, "LEASE YEAR" shall mean every twelve month period commencing on the first day of August of each calendar year and ending on the last day of July of each succeeding calendar year.

                                   ARTICLE III

                                      RENT

    3.01. BASE RENT; SUPPLEMENTAL RENT.

         (a) Beginning on the Commencement Date and during the Lease Term, Tenant shall pay Landlord monthly, in advance, without prior notice or demand, and in lawful money of the United States of America, rent in the amount of Sixty-five Thousand Dollars ($65,000) (the "BASE RENT"). Base Rent shall be payable in advance on the first day of each month.

         (b) Subject to Landlord's refund or credit obligations set forth in this Section 3.01 (b), beginning on August 1, 1996, Tenant shall also pay Landlord monthly, without prior notice or

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demand, and in lawful money of the United States of America, Six Thousand Five
Hundred Dollars ($6,500) (the "SUPPLEMENTAL RENT") until the outstanding amount of Four Hundred Forty-Nine Thousand One Hundred Sixty Dollars and Eight Cents ($449,160.08) reflected on EXHIBIT D annexed to this Lease (the "SUPPLEMENTAL RENT AMOUNT") has been fully amortized in accordance with EXHIBIT D. In the event Tenant elects, by written notice delivered to Landlord on or before October 31, 1998, not to use the Land (alone or in aggregation with any other property contiguous with or in the immediate vicinity of the Land) as a part of or in conjunction with the operation of a hotel and casino facility, Tenant shall be relieved of the obligation to pay Supplemental Rent (retroactively from the Commencement Date) and Landlord shall either credit against Tenant's next-accruing obligations pursuant to this Lease or refund and pay to Tenant, as Landlord may elect, any Supplemental Rent actually paid.

    3.02. COST OF LIVING ADJUSTMENTS TO BASE RENT.

         (a) The Base Rent shall be adjusted for increases (but not decreases) in the cost-of-living as of the beginning of the second Lease Year and each Lease Year thereafter in the manner herein provided. Landlord shall compute the percentage increase in the cost of living for the preceding period based on the average of all West-A Cities, set forth in the Consumer Price Index for Urban Consumers for all items (1982-84=100), published by the Bureau of Labor Statistics of the United States Department of Labor, or such succeeding index (indices) as may then be in effect. The base index number shall be the index number for the first month of the preceding Lease Year. The current index number shall be the index number for the first month of Lease Year of adjustment. The current index number shall be divided by the base index number. From the quotient thereof, rounded to the nearest one-thousandth, there shall be subtracted the integer one. The resultant positive number shall be deemed to be the percentage of increase in the cost-of -living; provided that the percentage increase for any Lease Year shall not be less than three percent (311) and shall not be more than five percent (51). The percentage of increase in the cost of living multiplied by the Base Rent (as adjusted) payable during the preceding Lease Year shall be the increase required in the Base Rent. The sum of the increase required plus the Base Rent (as previously adjusted) payable for and on account of the preceding Lease Year shall be the Base Rent for the Lease Year of the adjustment.

         (b) Landlord shall, within a reasonable time after obtaining the appropriate data necessary for computing the adjustment of the Base Rent for the Lease Year of the adjustment, give Tenant notice of any increase determined. The Base Rent, as so increased, shall be due and payable for each month, commencing with the first month of the Lease Year of the adjustment. However, pending the determination of the increase of the Base Rent, Tenant shall continue to pay the Base Rent (as previously increased) for the prior Lease Year. When the increase of the Base Rent for the Lease Year has been determined, Tenant shall pay the increased Base

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Rent for the calendar month immediately succeeding such determination and pay the difference between (I) the increased Base Rent for the period commencing with the first month of the Lease Year of adjustment and ending with the month preceding the month for which the increased Base Rent is paid; less (2) the Base Rent already paid for such months.

         (c) If, at the time required for the determination of any increase in Base Rent, the Consumer Price Index mentioned in Section 3.02(a) is no longer published or issued, Landlord shall use such other index (indices) as may then be generally recognized and accepted for similar determination of purchasing power for purposes of calculating and determining increases in Base Rent.

    3.03. ADDITIONAL RENT. Any and all amounts required to be paid to Landlord, for Landlord's benefit or otherwise required to be reimbursed to Landlord pursuant to this Lease including without limitation, any and all amounts required to be paid pursuant to Sections 3.04, 8.01, 8.02, 9.01, 10.09 and 22.02, shall be deemed and hereby constitutes "ADDITIONAL RENT" and shall be paid, without offset, in lawful money of the United States of America, when and as often as required by the terms of this Lease. Unless otherwise paid when due or specified in this Lease, items of Additional Rent payable to Landlord shall be paid with the next installment of Base Rent thereafter falling due hereunder; but nothing contained in the preceding clause of this sentence shall be deemed to suspend or delay the payment of any amount of money at the time the same becomes due and payable hereunder, or limit any remedy of Landlord. It is the intent of Landlord and Tenant that all payments of Base Rent, Supplemental Base Rent and Additional Rent payable to Landlord (all of which is hereinafter sometimes collectively referred to as "RENT") shall be absolutely net to Landlord, with all costs, expenses and charges of every kind and nature relating to the Leased Property that may arise or become due during the Lease Term to be paid by Tenant, and with Landlord to be indemnified and held harmless by Tenant from and against the same. It is the intention of the parties that Tenant shall bear any and all expenses relating to the Leased Property, whether such expenses be deemed significant or insignificant, whether currently anticipated or unanticipated by Landlord or Tenant, and whether or not required by any governmental or quasi-governmental authority as a condition to use or occupancy of the Leased Property or otherwise. Nothing contained in this Section 3.03, however, shall be construed to obligate Tenant to pay any principal, interest or other charges accruing with respect to any Fee Mortgage (as defined in Section 14.01).

    3.04. LATE CHARGE; INTEREST. If Tenant shall fail to pay, within ten days after the same becomes due and payable, any amount payable pursuant to the terms of this Lease, Tenant shall be obligated to bear and pay a late charge of five percent (5%) of such unpaid amounts which shall accrue automatically as Additional Rent. Further, if any such amount (including any late charge) is not paid within thirty days after the same first becomes due and payable, the entire unpaid amount shall bear interest, as


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Additional Rent, at the rate of fifteen percent (15%) per annum, compounded monthly (the "INTEREST RATE") , from the date the unpaid amount originally becomes due until paid. Landlord and Tenant acknowledge and agree that Landlord's expenses, losses and damages (including consequential damages) resulting from late payment would be difficult to determine, and that the late charge and the interest payable pursuant to the provisions of this Section 3.04 constitute reasonable estimates of the amounts of those expenses, losses and damages.

    3.05. NO ABATEMENT, SETOFF OR RENTAL TAX. Rent shall be paid to Landlord without any abatement, setoff, reduction, deduction, counterclaim, or recoupment whatsoever. Rent shall be paid to Landlord free and clear of any and all taxes, liens and other charges, costs, expenses and liabilities of any type whatsoever (including, without limitation, any rental tax or fee and any business license, tax or fee measured upon the payment of rent or on the size of the Leased Property) other than taxes measured upon the income of Landlord.

    3.06. PLACE OF PAYMENT. Rent shall be paid to Landlord c/o Edward A. Wilson CPA, Wilson & Company, 2688 South Rainbow Blvd., Suite A, Las Vegas, Nevada 89102 or at such other place or places as Landlord may, from time to time designate in writing.

    3.07. GUARANTY OF LEASE. As a condition precedent to the enforcement of Tenant's rights and Landlord's obligations pursuant to this Lease, Stephen J. Cloobeck and Sheldon H. Cloobeck ("GUARANTORS") shall have absolutely and unconditionally personally guaranteed the full and faithful payment and performance of all of Tenant's obligations pursuant to this Lease, jointly and severally, which shall be evidenced by a written guaranty substantially in the form of EXHIBIT E annexed to this Lease.

                                   ARTICLE IV

                                SECURITY DEPOSIT

    4.01. AMOUNT.

         (a) Contemporaneously with the execution of this Lease, Tenant shall deposit with Landlord Five Hundred Thousand Dollars ($500,000) (the "SECURITY DEPOSIT").

         (b) Prior to the commencement of any construction on the Land (including the demolition of any of the Shark Club Improvements) , Tenant shall increase the Security Deposit to Two Million Five Hundred Thousand Dollars ($2,500,000).

         (c) Prior to the commencement of the fifth Lease Year, Tenant shall increase the Security Deposit to Three Million Five Hundred Thousand Dollars ($3,500,000). Prior to the commencement of the sixth Lease Year and each Lease Year thereafter, Tenant shall increase the Security Deposit, as previously augmented, by


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Three Hundred Thousand Dollars ($300,000), so that prior to the commencement of the tenth lease year, the total security deposit shall be Five Million Dollars ($5,000,000).

         (d) Any portion of the Security Deposit which is posted in money shall earn interest at the rate of six percent (60%) per annum compounded annually. Earned interest shall constitute a part of the Security Deposit to be held for the benefit of Tenant and to be used and distributed in accordance with this Lease.

         (e) If (i) Tenant furnishes to Landlord an appraisal prepared by a nationally recognized firm of real estate appraisers approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, reflecting that the value of the Land and all Improvements thereon together with any improvements on any property contiguous with or in the immediate vicinity of the Land which constitutes a part of the project which includes the Improvements is more than Two Hundred Million Dollars ($ 200,000,000), and (ii) the Improvements constitute a material and integral part of such project the Security Deposit shall be reduced to the Five Hundred Thousand Dollars ($500,000) specified in Section 4.01 (a) together with interest accrued thereon.

    4.02. OPTION TO POST LETTERS OF CREDIT. Other than the first Five Hundred Thousand Dollars ($500,000) of the Security Deposit which shall be posted in lawful money of the United States of America, Tenant shall be entitled to post and deliver to Landlord in lieu of money, any portion of the Security Deposit in one or more irrevocable letters of credit naming Landlord as the sole and exclusive obligee entitling Landlord or the firm of Leavitt, Sully & Rivers to unilaterally draw upon such letters of credit (i) in the event Tenant fails to replace, renew or extend the maturity of any letter of credit prior to the close of business on the last banking day which is at least thirty days prior to the expiration of such letter of credit; or (ii) for any purpose provided in Section
4.03 of Lease. If Landlord draws upon any letter of credit, the proceeds of such letter of credit shall nevertheless constitute a portion of the Security Deposit subject to the parties' respective rights and obligations pursuant to this Lease.

    4.03. USE OF SECURITY DEPOSIT.

         (a) If, at any time during the Lease Term, any Rent shall be overdue and unpaid, then Landlord may, at the option of Landlord (but Landlord shall not be required to), appropriate and apply any portion of the Security Deposit to the payment of such unpaid amount. If any portion of the Security Deposit is appropriated and applied by Landlord for the payment of Rent, then Tenant shall, upon written demand of Landlord, forthwith remit to Landlord, a sufficient amount to restore the Security Deposit to the amount required to be deposited pursuant to Section 4.01; and Tenant's failure to do so shall constitute a default in the payment of Rent pursuant to this Lease, entitling Landlord to the remedies set forth in Article XV hereof.


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         (b) In the event Landlord exercises Landlord's Put Option (as defined in Section 12.01), the portion of the Security Deposit then posted shall be used and applied in payment of a portion of the Purchase Price (as defined in Section 12.03) for the Leased Property. Similarly, in the event Tenant exercises Tenant's Call Option (as defined in Section 12.02), the portion of the Security Deposit then posted shall be used and applied in payment of a portion of the Purchase Price for the Leased Property.

         (c) Upon the expiration of the Lease Term any portion of the Security Deposit which has not previously been used in accordance with this Lease shall be returned to Tenant.

                                    ARTICLE V

            USE; ASSUMPTION OF SHARK CLUB LEASE; AND QUIET ENJOYMENT

         5.01. PURPOSE. Tenant shall have the right to use the Land during the Lease Term for the construction and operation of a first-class recurrent periodic interval ownership (i.e. time share) resort facility, together with reasonably related uses necessary and incident thereto. Tenant may also elect to use the Land for the construction and operation of facilities (alone or in aggregation with any other property contiguous with or in the immediate vicinity of the Land) as a part of or in conjunction with the operation of a first class hotel and casino unless Tenant gives written notice to Landlord on or before October 31, 1998 that Tenant elects not to so use the Land as a part of or in conjunction with the operation of a hotel and casino. In the event Tenant timely gives written notice of its election not to so use the Land as a part of or in conjunction with a hotel and casino, then Tenant shall be excused from the obligation to pay Supplemental Rent, as more fully set forth in Section 3.01 (b) but Tenant shall thereafter only be permitted to use the Land for the purposes set forth in the first sentence of this Section 5.01. In the event Tenant does not timely elect not to use the Land as a part of or in conjunction with a hotel and casino but fails to obtain all necessary Approvals (as defined in Section 5.04 (b)) to construct and operate a hotel and casino, then Tenant shall have the right to use the Land for such purposes, in addition to or in lieu of those set forth in the first sentence of this Section 5.01 as Landlord may approve in writing, which approval shall not be unreasonably withheld, delayed or conditioned, but Tenant shall nevertheless continue to pay Supplemental Rent in accordance with Section 3.01 (b). For purpose of this Lease, the facilities to be constructed on the Land and any other property contiguous with or in the immediate vicinity of the Land (whether as a recurrent periodic interval ownership resort and/or as a hotel and casino) is sometimes referred to in this lease as the "RESORT". Except as otherwise permitted in accordance with this Section 5.01 (in the event Tenant has failed to elect not to use the Land as a part of a hotel and casino but fails to obtain necessary Approvals), Tenant shall not use the Land for any purpose other than as a part of the Resort without the prior written consent of Landlord which may be


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given, withheld by Landlord, in Landlord's sole, absolute and unfettered discretion. All buildings, real property improvements and fixtures hereafter erected, constructed or placed on the Land from time to time during Tenant's occupancy of the Land in connection with the Resort are referred to herein as the "RESORT IMPROVEMENTS". Nothing contained in this Section 5.01 shall be construed to preclude or limit Tenant's obligations pursuant to the Shark Club Lease which are assumed pursuant to section 5.02 of this Lease.

         5.02. ASSIGNMENT AND ASSUMPTION OF SHARK CLUB LEASE. Landlord hereby assigns to Tenant all of its right, title and interest in and to the Shark Club Lease and all claims Landlord may have under or pursuant to the Shark Club Lease (regardless of whether or not previously asserted). Tenant hereby assumes and agrees to timely and fully pay and perform all obligations of Landlord under, pursuant to and with respect to the Shark Club Lease including without limitation all obligations for the payment of principal and interest in accordance with that certain promissory note secured by deed of trust (the "SHARK CLUB NOTE") in the original principal amount of Two Hundred Fifty Thousand Dollars ($250,000) which constitutes the security deposit of La-Tex Partnership pursuant to section 32 of the Shark Club Lease and all other obligations with respect to the retention and disposition of the security deposit pursuant to the Shark Club Lease; but Tenant does not assume any obligation under or with respect to the Shark Club Lease arising before the Commencement Date which is not disclosed by any item disclosed on Exhibit C. Tenant shall procure a reconveyance of the deed of trust given to secure the repayment of the Shark Club Note as a condition of payment of the Shark Club Note. Tenant hereby agrees to indemnify, defend and hold Landlord harmless from and against all claims, losses, damages, proceedings, actions, judgments, interest, costs and expenses (including attorney fees) and other liability arising out of or in connection with the Shark Club Lease and the payment of the Shark Club Note.

         5.03. PERMITS AND LICENSES - NO CONDITION. Neither the ability of Tenant to obtain nor to retain any license, permit or approval for Tenant's use of the Leased Property shall be a condition to the effectiveness of this Lease or the obligations of Tenant hereunder. Tenant hereby waives any right to terminate this Lease or to seek or obtain a discharge of Tenant's obligations hereunder by reason of "commercial frustration", "frustration of purpose" or any similar claim or defense. Tenant acknowledges that Tenant assumes all risks associated with the Leased Property and activities that are now or may hereafter be conducted on the adjoining or nearby properties, none of which shall affect Tenant's obligations to Landlord under this Lease. Nothing contained in this
Section 5.03, however, shall be construed to release or relieve Landlord from its obligations pursuant to Section 5.04 (b)(2) or elsewhere herein.

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    5.04. COMPLIANCE WITH LAWS; PERMITS; ENVIRONMENTAL COMPLIANCE.

         (a) Tenant shall, at Tenant's sole cost and expense, without any expense being imposed on Landlord, promptly comply with or cause compliance with all laws, statutes, ordinances, rules, regulations, orders and requirements of all federal, state, county and municipal governmental authorities with respect to the condition of, use of, or activities conducted by Tenant on the Leased Property. Tenant shall have the right to contest by appropriate legal proceedings before any tribunal having jurisdiction, whether judicial or administrative, without any expense being imposed on Landlord, the validity or applicability of any law, statute, ordinance, rule, regulation, order or requirement of any governmental authority, and Landlord shall reasonably cooperate with Tenant, at Tenant's sole cost and expense, in that regard.

         (b) (1) Subject to Landlord's obligations pursuant to Section 5.04 (b)
(2), Tenant shall, at Tenant's sole expense without any expense being imposed on Landlord, apply for, obtain and maintain all governmental and quasi-governmental licenses, permits, consents and approvals required in connection with any and every activity conducted on the Leased Property. Specifically, without limitation, at Tenant's sole cost and expense, Tenant shall promptly apply for and use its best efforts to obtain all necessary licenses, permits, approvals and consents required for the construction and operation of the Resort and shall otherwise fully cooperate with such governmental authorities, which shall include, without limitation, the provision of such information, books and records as may be requested by such governmental authorities and compliance with all orders and requirements of such governmental authorities. If at any time (i) Tenant or any person or entity associated in any way with Tenant is denied a license or is denied or otherwise unable to obtain any other approval or permit ("APPROVAL") required by law or any governmental authority with respect to the Leased Property, is required by any governmental authority to apply for an Approval and does not apply within any required time limit, withdraws any application for Approval other than upon a determination by the applicable governmental authority that such Approval is not required; or (ii) any governmental authority commences or threatens to commence any suit or proceeding against Tenant, or any affiliate of Tenant or to terminate or deny any Approval of Tenant or any affiliate of Tenant (all of the foregoing events described in clauses (i) or (ii) above being collectively referred to as a "DENIAL"), and if such action may be cured by the replacement of one or more individuals as shareholders, officers, employees, directors or trustees of Tenant or by a transfer of this Lease or disassociation from the applicable person, then Tenant shall have such period as may be allowed by the governmental authorities to effect such cure to replace the disapproved individual with someone, or transfer the Lease to someone acceptable to the governmental authorities and reasonably acceptable to Landlord.


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         (2) Landlord shall cooperate with Tenant in submitting and, whenever required by a governmental authority to obtain any Approval, directly submit all applications with and notices to all governmental authorities to obtain Approvals for the construction and operation of the Resort including without limitation (i) the recording of such instruments as may be reasonably required by the Real Estate Division of the State of Nevada Department of Commerce to publish notice of Tenant's leasehold interest for the benefit of owners of time shares of the Resort; and/or (ii) unless Tenant makes a timely election not to use the Land as a part of or in conjunction with a hotel and casino in accordance with Section 5.01, the submission of such applications for a finding of suitability to be a landlord of a gaming licensee as may be required by the State Gaming Control Board and/or Nevada Gaming Commission or any other governmental authority (whether or not in the State of Nevada) having jurisdiction over gaming; provided that Landlord shall not be required to take any action which will result in the incurrence of any cost or expense for which Landlord bears or will bear any liability or financial responsibility. Nothing contained in the preceding sentence shall be construed to preclude Landlord or any person associated with Landlord from taking, and Landlord and every person associated with Landlord shall be entitled to take, any action for purposes of preventing or avoiding any Denial on the basis of a finding that Landlord or any person affiliated with Landlord is not suitable to be a landlord of a gaming licensee or otherwise defending Landlord's or such person's character and reputation. In the event of any Denial in any jurisdiction, whether or not with respect to the Leased Property, as a result of a finding or other determination that Landlord or any person associated with Landlord is not suitable or otherwise may not be associated with Tenant or any affiliate of Tenant, unless Denial may be cured by disassociation and Landlord effects such disassociation (which Landlord shall not necessarily be required to do) prior to the Closing provided below, Tenant shall have the right to accelerate the date of exercise of the Call Option to any date after such finding or determination and the date of Closing shall be such date as may be required or recommended by such governmental authority from which the Denial emanates, or if such governmental authority has not required or recommended a date by which the sale of the Leased Property shall occur, Closing shall take place on the date specified in the Tenant's notice given in accordance with and subject to Section 12.02 (b); provided that if the sale and purchase of the Leased Property is as a result of an exercise of Tenant's Call Option (accelerated by virtue of a Denial) prior to the first day of July, 2006, the Purchase Price (as defined in Section 12.03) is increased by One Million Dollars ($1,000,000) ; and provided further that if the sale and purchase of the Leased Property occurs prior to January 1, 2000 as a result of an exercise of Tenant's Call Option (accelerated by virtue of a Denial) the Purchase Price is increased in accordance with Section 12.03 (d). Nevertheless, notwithstanding such Denial and resulting purchase of the Leased Property, Landlord and any person associated with Landlord that is the subject of such Denial may, if permitted by applicable law and provided the same shall have no material

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adverse effect on any Approval, appeal, seek a redetermination or otherwise contest such Denial.

    (c) (1) Tenant shall not, as a result of an intentional or unintentional act or omission, release, pump, pour, empty, or dump any Hazardous Material (as defined in Section 5.04 (c)(5)(B) below) upon or permit any Hazardous Material to exist on the Leased Property in violation of any Environmental Law (as defined in Section 5.04 (c)(5)(A) below). Tenant will keep and maintain the Leased Property in compliance with, and shall not cause or permit the Leased Property to be in violation of, any Environmental Law or allow any other person or entity to do so.

         (2) Tenant shall give prompt written notice to Landlord of (i) every proceeding or inquiry by any federal, state, county and municipal authority with respect to the presence or migration of any Hazardous Material on, to or from the Leased Property; (ii) every claim made or threatened by any third person against Tenant or the Leased Property of which Tenant becomes aware relating to any loss or injury resulting from any Hazardous Material; and (iii) every discovery (to the extent known by Tenant) of any occurrence or condition on any real property adjoining or in the vicinity of the Leased Property that could cause the Leased Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of the Leased Property under any Environmental Law. Landlord shall have the right, if it so elects, to join and participate, as a party, in any action, lawsuit or proceeding initiated in connection with violation of any Environmental Law and Tenant hereby agrees to pay all expenses (including reasonable attorney fees) thereby incurred by the Landlord in connection therewith if such action, lawsuit or proceeding is based upon a violation of Section 5.04 (c) (1) of this Lease.

         (3) Tenant shall protect, defend, indemnify, and hold harmless Landlord, its directors, officers, administrators, shareholders, employees, agents, contractors, attorneys, successors and assigns from and against any and all claims, demands, proceedings, actions, penalties, loss, damage, cost, interest, expense (including reasonable attorney fees) and other liability which is directly or indirectly attributable to Tenant's failure to observe or perform Tenant's obligations pursuant to this Section 5.04 (c).

         (4) In the event that any investigation, site monitoring, containment, cleanup, removal, restoration, or other remedial work of any kind or nature is required by any judicial order or decree or ruling of any governmental entity or agency because of, or in connection with the actual, threatened, or suspected presence of a Hazardous Material in, upon, or under the Leased Property or any portion thereof, Landlord shall furnish Tenant with written notice of such order, decree, or ruling and Tenant shall have thirty days after written notice (or such shorter period of time as may be required pursuant to any such order, decree or ruling) to commence, or cause to be commenced, all remedial work resulting from Tenant's failure to perform any obligation imposed by this Section 5.04 (c) and to thereafter diligently perform or cause to be performed to completion all such remedial work.

         (5) For purposes of this Lease, the following terms shall have the meanings as set forth below:

              (A) "ENVIRONMENTAL LAW" shall mean any federal, state, county or municipal law, statute, ordinance, or regulation, ruling, order or decree pertaining to health, industrial hygiene, or the environmental conditions on, under or about the premises, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") as amended, 42 U.S.C. Sections 9601 et seq. and the Resource Conservation and Recovery Act of 1976 ("RCRA") as amended, 42 U.S.C. Sections 6901 et seq.

              (B) The term "HAZARDOUS MATERIAL" shall include without limitation:

                   (i) those substances, included within the definitions of any more or one of the term "hazardous substances", "hazardous materials", "toxic substances", and "solid waste" in CERCLA, RCRA, and the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801 et seq., and in the regulations promulgated pursuant to said laws;

                   (ii) those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto);

                   (iii) such other substances, materials and wastes which are or become classified as hazardous or toxic under any Environmental Law; and

                   (iv) any material, waste or substance which is (A) petroleum; (B) asbestos; (C) polychlorinated biphenyls; (D) designated as hazardous pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Sections 1251 et seq. (33 U.S.C. Section 1317) (E) flammable explosives; or (F) radioactive materials.

         (6) Notwithstanding anything to the contrary contained in or inferable from this Lease, the covenants and agreements contained in this Section 5.04
(c) shall survive the term of this Lease.

    5.05. NO WASTE. Tenant shall not commit or suffer to be committed any waste on the Leased Property and Tenant shall not permit or suffer any act to be done or any condition to exist on the Leased Property which may constitute a nuisance, public or private, or which materially obstructs or interferes with the rights of adjacent property owners.

    5.06. QUIET ENJOYMENT. Landlord covenants that, so long as Tenant shall faithfully perform the obligations, terms, covenants and conditions of this Lease, Tenant shall and may peaceably and quietly have, hold and enjoy the Leased Property for the Lease Term, subject to the Reservations.

                             ARTICLE VI

                    CONSTRUCTION OF IMPROVEMENTS

    6.01. REMOVAL OF SHARK CLUB IMPROVEMENTS. Tenant shall not remove, demolish or destroy any of the Shark Club Improvements without first (i) satisfying all obligations pursuant to the Shark Club Lease with respect thereto, terminating the Shark Club Lease or procuring a waiver from La-Tex Partnership which, by its terms, releases Landlord from liability; (ii) increasing the Security Deposit in accordance with Section 4.01 (b); (iii) affording Landlord an adequate opportunity to remove the items of personal property identified on EXHIBIT F annexed to this Lease (regardless of whether or not affixed to the realty); and (iv) securing all necessary permits, licenses, and approvals from all federal, state, county and municipal governmental authorities. Tenant shall notify Landlord not less than thirty days prior to the commencement of any removal, demolition or destruction of any of the Shark Club Improvements, which notice shall advise Landlord of the date on which the intended removal, demolition or destruction will be commenced and shall specifically advise Landlord of Landlord's right to post a notice of non-responsibility (regardless of whether or not such notice of non-responsibility is necessary to absolve the Landlord or the Leased Property from responsibility).

    6.02. RESORT IMPROVEMENTS.

         (a) It is contemplated and understood that Tenant intends to develop, construct and erect the Resort Improvements for uses incident to the operation of the Resort; provided, however, that if any aspect of any Resort Improvement requires waiver, action, consent or approval of any governmental authority with respect to a design review, a conditional use permit, a variance, or otherwise, then Landlord shall cooperate with Tenant in submitting all applications with and notices to all governmental authorities with respect thereto, including without limitation the making and delivery of a dedication of up to (but not more than) fifteen feet of frontage property on the north side of the Land as may be required by any governmental authority having jurisdiction for purposes of widening Harmon Avenue; provided that Landlord shall not be required to take any action which will result in the incurrence of any cost or expenses for which Landlord bears or will bear any liability or financial responsibility.

         (b) If Tenant develops, constructs or erects the Resort Improvements without any proceeds from an financing provided by Leasehold Mortgagee (as defined in Section 7.01 (b), Tenant shall, at Tenant's sole cost and expense, without any expense being imposed on Landlord, procure and maintain a completion bond to secure the timely completion of construction of the Resort Improvements, naming Landlord as the beneficiary or obligee of such bond or, if Tenant procures and maintains a completion bond for the benefit of any Leasehold Mortgagee, Tenant shall name Landlord as an additional beneficiary or obligee of such bond. Tenant shall deliver or cause to be delivered to landlord a true and correct copy of such completion bond, upon issuance. Not less than fifteen days prior to the formal engagement of any architect, engineer, surveyor or contractor to provide any labor or material with respect to the construction of Resort Improvements, Tenant shall notify Landlord in writing of the persons so selected.

         (c) Subject to other conditions and provisions of this Lease, Tenant shall diligently construct the Resort Improvements or cause the Resort Improvements to be diligently constructed to completion, in compliance with all applicable governmental laws, statutes, ordinances, rules, regulations, orders, requirements, licenses, permits, approvals and consents. Landlord shall not be responsible for the construction or installation of any improvement to the Leased Property (including without limitation off-site improvement or extension of utility lines to the Leased Property), all of which shall be the sole responsibility and obligation of Tenant.

    6.03. SUBSEQUENT CONSTRUCTION. Tenant shall have the right, from time to time, to erect and make additions and alterations to the Resort Improvements for use in conformance with Section 5.01; provided, however, all such improvements, additions and alterations shall be subject to the same rights reserved by Landlord with respect to the construction of the Resort Improvements as provided in Section 6.02. For purposes of this Lease all such additions and alterations together with the Shark Club Improvements (until and during demolition) and the Resort Improvements are sometimes referred to in this Lease generally as "IMPROVEMENTS".

    6.04. CONSTRUCTION AND OTHER LIENS. Tenant shall pay or cause to be paid all costs associated with the demolition and/or construction of all Improvements. Tenant shall not. suffer or permit to be enforced against the Leased Property (i) any mechanic, materialman, contractor, subcontractor or other lien or claim arising from or in any way related to any work performed on, or material supplied with respect to any Improvements, or (ii) any claim, lien, charge, encumbrance or judgment (other than a permitted Leasehold Mortgage, defined in Section 7.01), whether or not well-founded, of a party claiming through Tenant or any subtenant, licensee or concessionaire of Tenant, including, but not limited to, any claim, lien, charge, encumbrance or judgment directly or indirectly arising out of any use or occupancy of the Leased Property by Tenant or any subtenant, licensee or concessionaire of Tenant, any actual or purported act, omission or activity of Tenant or any such subtenant, licensee or concessionaire, or as a result of any actual or purported obligation incurred by Tenant or any such subtenant, licensee or concessionaire. Within thirty days after the recordation of any lien, judgment or encumbrance (other than a permitted Leasehold Mortgage) against the Leased Property, including any mechanic's or materialman's lien, Tenant shall obtain the complete discharge and release thereof unless the discharge is waived by Landlord or Landlord otherwise agrees to the postponement of discharge. However, Tenant shall have the right to contest, in good faith, any mechanic or materialman lien upon the condition that Tenant provides security reasonably acceptable to landlord in an amount sufficient to satisfy such lien and adequately indemnify landlord from and against liability with respect to such lien in accordance with this Section 6.04. Tenant shall indemnify, defend and hold Landlord harmless from and against all claims, losses, damages, proceedings, actions, judgments, interest, costs and expenses (including attorney fees) and other liability arising out of or in connection with the construction of Improvements.

                             ARTICLE VII

                PERMITTED ENCUMBRANCE OF LEASEHOLD

    7.01. DEFINITIONS.

         (a) The term "LEASEHOLD MORTGAGE" as used in this Lease shall mean a first mortgage, deed of trust, deed to secure debt, collateral assignment, or other security instrument or device by which Tenant's leasehold estate is mortgaged, conveyed, assigned or otherwise transferred, to secure an obligation to provide financing for the construction of the Resort Improvements and/or refinancing of any such obligation.

         (b) The term "LEASEHOLD MORTGAGEE" as used in this Lease shall refer to a holder of a Leasehold Mortgage (which in the case of a deed of trust is the beneficiary thereof and in the case of a collateral assignment is the assignee) which is not an affiliate of Tenant with respect to which the notice provided in Section 7.03 has been given to Landlord and as to which the provisions of this Article VII are applicable.

    7.02. RIGHT TO MORTGAGE LEASEHOLD INTEREST. On one or more occasions without Landlord's prior consent, Tenant may mortgage or otherwise encumber Tenant's leasehold estate under one or more (in pari passu with one another) Leasehold Mortgages and assign this Lease as security for the benefit of the holder of such Leasehold Mortgage on such terms and conditions as Tenant and the Leasehold Mortgagee may elect; provided, however, that any such Leasehold Mortgage shall be subject and subordinate to the rights of Landlord in the Leased Property. UNDER NO CIRCUMSTANCES SHALL LANDLORD BE OBLIGATED TO SUBJECT OR SUBORDINATE ITS FEE TITLE INTEREST IN THE LEASED PROPERTY TO THE LIEN OF ANY PERMITTED LEASEHOLD MORTGAGE, NOR SHOULD ANY PROVISION OF THIS LEASE BE CONSTRUED AS CREATING OR REQUIRING ANY SUCH SUBORDINATION.

    7.03. NOTICE OF LEASEHOLD MORTGAGE. Provided the holder of a Leasehold Mortgage gives Landlord written notice of such

Leasehold Mortgage together with a true copy of such Leasehold Mortgage and the name and address of the Leasehold Mortgagee, following receipt of such notice by Landlord, the provisions in this Article VII shall apply with respect to each such Leasehold Mortgage.

    7.04. NO MODIFICATION OF LEASE WITHOUT CONSENT OF LEASEHOLD MORTGAGEE. No cancellation, surrender or modification of this Lease shall be effective as to any Leasehold Mortgagee unless consented to in writing by such Leasehold Mortgagee.

    7.05. NOTICES TO LEASEHOLD MORTGAGEE.

         (a) Upon providing Tenant any notice of: (1) default under this Lease,
(2) a termination of this Lease, or (3) a matter with respect to which Landlord may predicate or claim a default, Landlord shall contemporaneously provide a copy of such notice to every Leasehold Mortgagee of which Landlord has notice (as provided in Section 7.03). No such notice by Landlord to Tenant shall be deemed to have been duly given unless and until a copy of such notice has been so provided to every Leasehold Mortgagee in accordance with Section 7.14. Upon expiration of the period of time given to Tenant to cure any monetary default, unless the default has been cured, every such Leasehold Mortgagee shall have an additional period of twenty additional days immediately succeeding Tenant's ten day cure period to cure the monetary default asserted. Upon expiration of the period of time given to Tenant to cure any nonmonetary default, unless the default has been cured, every such Leasehold Mortgagee shall have an additional period of thirty days immediately succeeding Tenant's cure period to cure the nonmonetary default asserted.

         (b) If, during the applicable cure period, any Leasehold Mortgagee:

              (i) notifies Landlord of such Leasehold Mortgagee's desire to nullify any termination of this Lease by Landlord;

              (ii) pays or causes to be paid all Rent and other monetary obligations then due and in arrears as specified in the notice to such Leasehold Mortgagee as well as those monetary obligations which may become due during such Leasehold Mortgagee's cure period; and

              (iii) cures or commences to cure and proceeds in good faith and with reasonable diligence to cure all nonmonetary defaults asserted (provided, however, that nothing contained in this clause (iii) shall be construed to require a Leasehold Mortgagee to cure or commence to cure any default consisting of Tenant's failure to satisfy and discharge any lien, charge or encumbrance against Tenant's interest in this Lease or the Leased Property junior in priority to the lien of the Leasehold Mortgage held by such Leasehold Mortgagee);

then this Lease shall not terminate; provided that such Leasehold Mortgagee pays and performs every obligation of Tenant pursuant to this Lease and, to the extent not enjoined or stayed, such Leasehold Mortgagee institutes proceedings or files an action to acquire or sell Tenant's interest in this Lease by foreclosure of the Leasehold Mortgage or other appropriate means within six months following the date of any notice of default by Landlord to such Leasehold Mortgage. If a Leasehold mortgagee complies with this Section 7.05, upon the acquisition of Tenant's leasehold estate by such Leasehold Mortgagee or its designee (other than Tenant or any affiliate of Tenant) or any other purchaser (other than Tenant or any affiliate of Tenant) at a foreclosure sale or otherwise, this Lease shall continue in full force and effect as if Tenant had not defaulted under this Lease. Landlord shall accept any performance of Tenant's obligations under this Lease by or at the instigation of such Leasehold Mortgagee as if the same had been done by Tenant. Tenant authorizes each Leasehold Mortgagee to take such action at such Leasehold Mortgagee's option and does hereby authorize entry upon the Leased Property by the Leasehold Mortgagee for such purpose.

    7.06. ASSUMPTION OF TENANT'S OBLIGATIONS.

         (a) The making of Leasehold Mortgage shall itself not be deemed to constitute an assignment or transfer of this Lease or of the leasehold estate hereby created, nor shall any Leasehold Mortgagee, as such, be deemed to be an assignee or transferee of this Lease or of the leasehold estate hereby created so as to require such Leasehold Mortgagee, as such, to assume the performance of any of the terms, covenants or conditions on the part of the Tenant to be performed hereunder. Nevertheless, a Leasehold Mortgagee or other purchaser at any foreclosure or similar sale, shall become the legal owner and holder of Tenant's leasehold estate under this Lease and become the Tenant hereunder upon lawful foreclosure of a Leasehold Mortgage or as a result of the assignment of Tenant's leasehold estate in lieu of foreclosure. Except as otherwise permitted in the following Section 7.06(b), upon so becoming the owner and holder of the leasehold estate, a Leasehold Mortgagee or the purchaser at any foreclosure or similar sale shall have all rights, privileges, obligations and liabilities of the original Tenant, and the purchaser (including a Leasehold Mortgagee in such capacity) at any sale of this Lease shall be deemed to be a Permitted Assignee (as defined in Section 16.01 (a) of this Lease).

         (b) Notwithstanding anything to the contrary contained in or inferable from this Lease, upon the acquisition of Tenant's rights under this Lease following lawful foreclosure of a Leasehold Mortgage or the assignment of Tenant's leasehold estate under this Lease in lieu of foreclosure, the Leasehold Mortgagee shall have the right to thereupon and thereafter assign Tenant's leasehold estate under this Lease so long as Landlord's written consent is first obtained, which consent shall not be unreasonably withheld. In the event of any such assignment, the assignee of such Leasehold Mortgagee shall be deemed to be a Permitted Assignee and the

Leasehold Mortgagee shall thereupon be relieved and released of any liability or obligation under this Lease first accruing or arising after the assignment.

         (c) In the event of the termination of this Lease as a result of Tenant's default Landlord shall, in addition to providing the notices of default required above, provide each Leasehold Mortgagee with written notice ("NOTICE OF TERMINATION") that the Lease has been terminated, together with a statement of all sums which would at that time be due under this Lease, if any, then known to Landlord. Landlord agrees to enter into a new lease ("NEW LEASE") of the Leased Property with such Leasehold Mortgagee or such affiliate ("LEASEHOLD MORTGAGEE'S DESIGNEE") of such Leasehold Mortgagee as may be designated in writing by such Leasehold Mortgagee for the remainder of the Lease Term, effective as of the date of termination, upon terms, covenants and conditions identical to those set forth in this Lease including obligations for the payment of Rent and including obligations with respect to the Put Option and the Call Option but excluding obligations which have already been satisfied or fulfilled; provided:

              (i) such Leasehold Mortgagee delivers a written request to Landlord for such New Lease within sixty days after the date such Leasehold Mortgagee receives Landlord's Notice of Termination;

              (ii) such Leasehold Mortgagee pays or causes to be paid to Landlord at the time of the execution and delivery of such New Lease, any and all sums which would at the time of execution and delivery thereof be due pursuant to this Lease and, in addition thereto, all reasonable expenses (including reasonable attorney fees) which Landlord shall have incurred by reason of such termination and the execution and delivery of the New Lease and which have not otherwise been received by Landlord from Tenant or any other party in interest under Tenant; and

              (iii) such Leasehold Mortgagee cures or commences to cure and proceeds in good faith and with reasonable diligence to cure all non-monetary defaults of Tenant of which said Leasehold Mortgagee was notified by Landlord's Notice of Termination which are reasonably susceptible of being so cured.

If more than one Leasehold Mortgagee shall request a New Lease pursuant to this
Section 7.06 (c), Landlord shall enter into such New Lease with the Leasehold Mortgagee whose mortgage is prior in lien or such Leasehold Mortgagee's Designee. Landlord, without liability to Tenant or any Leasehold Mortgagee with an adverse claim, may rely upon a mortgagee title insurance policy issued by a responsible title insurance company doing business within the state in which the Leased Property is located as the basis for determining the appropriate Leasehold Mortgagee who is entitled to such New Lease.

         (d) Any Leasehold Mortgage may provide, at Tenant's option, that the Leasehold Mortgagee, upon making good any failure or breach on the part of Tenant, shall be thereby subrogated to any and all of the Rights of Tenant Under the terms and provisions of this Lease.

    7.07. NO OBLIGATION TO CURE CERTAIN NONMONETARY DEFAULTS. Nothing herein contained shall require any Leasehold Mortgagee, as a condition to its exercise of its rights under this Article VII, to cure any default of Tenant not reasonably susceptible of being cured by such Leasehold Mortgagee.

    7.08. DISPOSITION OF TENANT'S SHARE OF CONDEMNATION AWARD. Tenant's share, as provided by Section 11.03 of this Lease, of the proceeds arising from an exercise of the power or threat of eminent domain shall, subject to the provisions of such Section 11.03, be disposed of as provided for by any Leasehold Mortgage.

    7.09. INSURANCE MORTGAGEE CLAUSES. A mortgagee clause in such form as may be reasonably acceptable to Landlord and each Leasehold Mortgagee consistent with reasonable custom and usage prevailing in the industry naming each Leasehold Mortgagee, may be added to any and all insurance policies required to be carried by Tenant hereunder; provided that Landlord's rights with respect to insurance proceeds are not diminished or prejudiced in any way or to any extent. Any such mortgagee clause proposed in writing by any Leasehold Mortgagee which is not disapproved in writing ten days after submission shall be deemed acceptable by Landlord.

    7.10. NOTICE of LITIGATION. Landlord shall give each Leasehold Mortgagee prompt notice of any legal proceedings between Landlord and Tenant involving obligations under this Lease. Each Leasehold Mortgagee shall have the right to intervene in any such proceedings and be made a party to such proceedings, and the parties hereto do hereby consent to such intervention. In the event that any Leasehold Mortgagee shall not elect to intervene or become a party to any such proceedings, Landlord shall give the Leasehold Mortgagee notice of, and a copy of, any award or decision made in any such proceedings, which shall be binding on all Leasehold Mortgagees notwithstanding any Leasehold Mortgagee's failure to intervene after receipt of notice.

    7.11. NO MERGER. So long as any Leasehold Mortgage is in existence, unless Landlord, Tenant, all Leasehold Mortgagees and all Fee Mortgagees (as defined in Section 14.01) shall otherwise expressly consent in writing, the fee title to the Leased Property and the leasehold estate of Tenant herein created by this Lease shall not merge but shall remain separate and distinct, notwithstanding the acquisition of said fee title and said leasehold estate by Landlord or by Tenant or by any third person, by purchase or otherwise.

    7.12. TRANSFER OF SECURITY DEPOSIT RIGHTS. If any Leasehold Mortgagee or other purchaser has acquired the leasehold estate of Tenant pursuant to foreclosure, conveyance in lieu of foreclosure or other proceedings or a New Lease, such Leasehold Mortgagee or other purchaser shall succeed to the rights of Tenant, if any, in and to the Security Deposit paid and augmented in accordance with Section 4.01. In such event, Tenant shall no longer have any rights to such Security Deposit, and Landlord shall hold such Security Deposit for and on behalf of such Leasehold Mortgagee or other purchaser.

    7.13. STATEMENTS AND CERTIFICATES. Landlord shall, at any time and from time to time, within ten days after written request from Tenant to do so, certify by written instrument duly executed and acknowledged to any Leasehold Mortgagee, proposed Leasehold Mortgagee or proposed Leasehold Mortgagee's Designee, purchaser at any foreclosure or similar sale, or other assignee specified in such request: (a) as to whether this Lease has been supplemented or amended, and if so, the substance and manner of such supplement or amendment; (b) as to the validity and force and effect of this Lease, in accordance with its tenor; (c) as to the existence of any default hereunder;
(d) as to the existence of any offsets, counterclaims or defenses hereto on the part of Tenant; (e) as to the commencement and expiration dates of the term of this Lease; and (f) as to any other matters as may be reasonably so requested; provided that, in so doing, Landlord shall not be required to bear any unreasonable burden or expense. Any such certificate may be relied upon by Leasehold Mortgagee and any other person, firm or corporation specified therein, and the contents of such certificate shall be binding on Landlord. Nothing contained in this Section 7.13 shall be construed to permit any assignment which is not otherwise permitted pursuant to Article XVI of this Lease.

    7.14. NOTICES. Notices from Landlord to each Leasehold Mortgagee shall be mailed to the address furnished Landlord pursuant to Section 7.03, and those from the Leasehold Mortgagee to Landlord shall be mailed to the address designated pursuant to the provisions of Section 17.02 (and subject to Section 17.04) of this Lease. Such notices, demands and requests shall be given in the manner described in, and shall in all respects be governed by, the provisions of Section 17.01.

    7.15. AMENDMENT OF LEASE. In the event any proposed Leasehold Mortgagee requests that this Lease be amended, Landlord agrees to amend this Lease for the benefit of such Leasehold Mortgagee; provided that the proposed amendment does not affect any of the economic terms of this Lease and does not materially adversely affect the rights of Landlord or its interest in the Leased Property.

                            ARTICLE VIII

                        TAXES AND UTILITIES

    8.01. PROPERTY TAXES.

         (a) Tenant shall, for the entire Lease Term, be liable for and, subject to any right to contest permitted hereunder, shall pay, as Additional Rent, before delinquency, all taxes, fees, and assessments (including sewer, water and other utility improvement assessments) of every kind and nature, and penalties and interest thereon, if any, assessed or levied against the Leased Property ("IMPOSITIONS"). If Tenant fails to pay any Impositions, Landlord may, but shall not be obligated to, pay such Impositions on Tenant's behalf after first giving Tenant ten days' notice of Landlord's intention to pay such Impositions. If Landlord pays any Impositions in accordance with the preceding sentence, Tenant shall immediately reimburse and pay to Landlord upon demand, as Additional Rent, any Impositions so paid by Landlord.

         (b) Tenant shall also pay directly to the imposing authority, before delinquency, all personal property taxes, and all other fees, charges and assessments of every kind and nature, and penalties and interest thereon, accruing during the Lease Term on or with respect to property used on or in connection with the Leased Property, including but not limited to ad valorem personal property taxes, and parking fees, levies or charges. If Tenant fails to timely pay any tax, fee or assessment required to be paid by Tenant pursuant to this Section 8.01(b), Landlord may, but shall not be required to, pay such tax, fee, charge or assessment on Tenant's behalf after first giving Tenant ten days notice of Landlord's intention to pay. If Landlord pays any such tax, fee, charge or assessment on Tenant's behalf in accordance with the preceding sentence, Tenant shall immediately reimburse and pay to Landlord, upon demand as Additional Rent, an amount equal to all such taxes, fees, charges and assessments so paid.

         (c) If any tax, fee or assessment may be paid in installments, Tenant may elect to so pay such tax, fee or assessment in installments and Tenant shall only pay those taxes, fees and assessments accruing during the Lease Term.

         (d) Tenant, at its expense, may contest in its own name or in the name of Landlord, or both, by appropriate legal proceedings, the amount, validity or application, in whole or in part, of any tax, fee or assessment required to be paid hereunder; provided, however, that pending a final determination of the contested tax, fee, or assessment, Tenant either (i) pays such contested tax, fee or assessment under protest; or (ii) obtains and posts a bond issued by a surety reasonably acceptable to Landlord in an amount sufficient to satisfy and pay the amount of such contested tax, fee or assessment and estimated interest and penalties thereon, and to adequately indemnify Landlord from all liability with respect to the enforcement of such tax, fee or assessment. Neither such contest or the failure to pay such contested tax, fee or assessment during any period of contest shall constitute a default hereunder; provided that if as a matter of law, such tax, fee or assessment must be paid during such contest, Tenant shall do so.

    8.02. UTILITIES.

         (a) Tenant shall, for the entire Lease Term, be liable for and pay before delinquency all charges for utilities and other services used or consumed on the Leased Property during the Lease

Term, including, without limitation, gas, electricity, water, sewer, telephone and community antenna television service, and specifically including any and all charges for initiating and terminating service, such as initiation or "hook-up" fees, disconnection fees, and similar fees, as well as all costs and charges incurred in relocating and extending utility lines, whether on or off the Leased Property. Tenant shall not permit any such charges to accumulate or become a lien on the Leased Property. If Tenant fails to timely pay any utility or service charges required to be paid by Tenant pursuant to this Section 8.02, Landlord may, but shall not be required to, pay such utility or similar service charge on Tenant's behalf after first giving Tenant ten days' notice of Landlord's intention to pay. If Landlord pays any such utility or similar service charge on Tenant's behalf in accordance with the preceding sentence, Tenant shall immediately reimburse and pay to Landlord upon demand, as Additional Rent, an amount equal to all such utility and similar service charges so paid.

         (b) Landlord shall assign to Tenant all of Landlord's right, title and interest in and to any equivalent residential units to which Landlord may be entitled with respect to the Leased Property.

                             ARTICLE IX

               MAINTENANCE, REPAIRS AND DESTRUCTION

    9.01. MAINTENANCE AND REPAIRS. During the Lease Term, Tenant shall keep and maintain the Leased Property and all Improvements (including landscaping) thereon in a good clean, sanitary and safe condition, reasonable wear and tear excepted, and shall make all necessary repairs thereto and replacements thereof, interior and exterior, structural and non-structural. Nothing contained in the preceding sentence shall be construed to limit or restrict Tenant's right to remove the Shark Club Improvements in accordance with and subject to Section 6.01 of this Lease. All repairs and replacements shall be performed and installed promptly in a good and workmanlike manner and in compliance with all applicable building, zoning and all other laws, statutes, ordinances, orders, rules, regulations, requirements, permits and authorizations of all federal, state, county and municipal governmental authorities. Tenant shall be responsible for the repair and maintenance of all sidewalks, driveways and parking areas on the Leased Property, whether significant or insignificant, anticipated or unanticipated. Tenant's maintenance, repair and replacement obligations of this Section 9.01 shall extend to and include the repair and replacement of all underground and overhead utility and service lines, facilities and systems, whether or not located on the Leased Property (including gas, electrical, water, sewer, telephone and community antenna television systems servicing the Leased Property but located within rights-of-way adjoining the Leased Property), unless and except to the extent such utility and service lines facilities and systems are required to be and are in fact maintained by the provider of such utility or service. If Tenant

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

fails to keep and maintain the Leased Property in a clean, sanitary and safe condition or if Tenant fails to commence or complete any necessary repairs or replacements promptly and adequately, Landlord may, but shall not be required to so maintain the Leased Property and to make and complete such repairs and replacements on Tenant's behalf after giving Tenant ten days notice of Landlord's intention to perform or cause the performance of such maintenance, repair or replacement work on Tenant's behalf. If Landlord pays any amount for the maintenance of the Leased Property or for necessary repairs or replacements on Tenant's behalf in accordance with the preceding sentence, Tenant shall immediately reimburse and pay to Landlord, upon demand, as Additional Rent, an amount equal to all expenses and expenditures incurred in connection with such maintenance, repairs or replacements.

    9.02. NO RESPONSIBILITY OF LANDLORD. Landlord shall not be obligated to inspect the Leased Property for any reason whatsoever. Landlord shall not be liable for, and Tenant on behalf of itself and its licensees and invitees hereby waives and holds Landlord harmless from any claim for, or right to recover for, any loss or damage to persons or property which may be caused by any condition of any Improvements, the condition of the Leased Property, by flood or surface water, or by any other cause of similar nature.

    9.03. DESTRUCTION OR DAMAGE.

         (a) Except as otherwise permitted in Section 9.03 (b), if any Improvements are destroyed or damaged to any extent, Tenant shall, at Tenant's sole cost and expense, without any expenditure or expense being imposed on Landlord, restore, repair, replace, rebuild and alter such Improvements to at least as good a condition as existed prior thereto. Any restoration, repair, replacement, rebuilding or alteration required pursuant to this Section 9.03 shall be commenced promptly and in no event later than six months after such destruction or damage, and shall be prosecuted with diligence. All such restoration, repair, replacement, rebuilding or alteration shall be subject to the same rights reserved by Landlord with respect to the construction of Improvements pursuant to Section 6.03. Insurance proceeds shall be applied to the cost of any such restoration as provided in Section 10.04, and if the insurance proceeds are insufficient for such purposes, Tenant shall be responsible for all excess expenditures and expenses required or necessary.

         (b) If the Shark Club Improvements are destroyed or damaged as a result of casualty, Tenant may elect to completely remove the Shark Club Improvements provided Tenant first (i) satisfies all obligations pursuant to the Shark Club Lease with respect thereto, terminates the Shark Club Lease, or procures a waiver from La-Tex Partnership which, by its terms, releases Landlord from liability; (ii) increases the Security Deposit in accordance with
Section 4.01 (b); (iii) to the extent practicable, affords Landlord an adequate opportunity to remove any undamaged items of personal property identified on EXHIBIT F annexed to this Lease; and (iv) secures all necessary permits, licenses, and approvals from all federal, state, county and municipal governmental authorities. If any other Improvements are destroyed or damaged, Tenant may elect to completely remove such Improvements upon the condition that the amount of the Security Deposit otherwise required to then be posted (but for Section
4.01 (e) of this Lease) shall be posted in accordance with Section 4.01, notwithstanding Section 4.01 (e).

                                  ARTICLE X

                       INSURANCE, INDEMNITY AND WAIVER

    10.01. GENERAL LIABILITY INSURANCE.


         (a) Tenant shall, at Tenant's sole cost and expense, without any expense being imposed on Landlord, procure and maintain throughout the Lease Term, one or more policies of comprehensive general liability insurance, insuring against any and all claims for injuries to or death of any person or persons, or damage to property occurring in, on or about the Leased Property or occurring as a result of any activity being conducted on the Leased Property. Tenant shall cause Landlord to be an additional insured on all such liability insurance policies insuring Tenant with respect to its occupancy and activities on the Leased Property, including, but not limited, to all comprehensive general liability policies, all "umbrella" liability policies, all "excess liability" policies and all other such liability policies, and under no circumstances shall such liability insurance have a combined single limit coverage of less than (i) Five Million Dollars ($5,000,000) or such greater amount as may be required by a Leasehold Mortgagee if the Land is not used as a part of or in conjunction with a hotel or casino facilities, or (ii) Twenty Million Dollars ($20,000,000) or such greater amount as may be required by a Leasehold Mortgagee if the Land is used as a part of or in conjunction with a hotel or casino facility. Every such policy shall include liability coverage normally incident to comprehensive general liability policies and shall include broad form contractual liability coverage for Tenant's indemnity obligations under this Lease, liquor legal liability ("dram shop") coverage and personal liability coverage.

         (b) Tenant shall at all times during the term of this Lease, without any expense being imposed on Landlord, provide worker's compensation coverage (through insurance or otherwise) as required by Nevada law and the rules and regulations promulgated thereunder.

    10.02. CASUALTY INSURANCE.

         (a) Tenant, at its sole cost and expense, without any expense being imposed on Landlord shall procure and maintain throughout the Lease
Term in full force and effect, in the names of Landlord and Tenant as their interests may appear, property insurance, including "all-risk" coverage insuring all Improvements which may, from time to time, constitute a part of Leased Property on a (i) replacement cost basis of not less than ninety percent (90%) of the replacement cost of all Improvements or (ii) a multiple location "stop loss" limit basis of one hundred percent (100%) of the replacement cost of the Improvements.

         (b) Tenant, at Tenant's sole cost and expense, without any expense being imposed on Landlord shall also procure and maintain throughout the Lease Term in full force and effect loss of rents insurance sufficient in amount and duration to satisfy Tenant's obligations to pay to Landlord Base Rent, Supplemental Rent and Additional Rent as may then be payable from Tenant to Landlord for a period of at least twelve months following any interruption of Tenant's business by reason of any casualty. The loss of rents policy shall name Landlord as a loss payee and provide for such payments to be made directly to Landlord by the insurer.

    10.03. COURSE-OF-CONSTRUCTION INSURANCE. During the construction of any Improvements, the total cost of which exceeds or is expected to exceed Five Hundred Thousand Dollar ($500,000), Tenant, at its sole cost and expense, without any expense being imposed on Landlord, shall maintain in full force and effect, in the names of Landlord and Tenant as their interests may appear, course-of-construction casualty insurance coverage in such amount and with such coverages as are commercially reasonable under the circumstances. Prior to commencement of any construction, addition, alteration, repair, demolition, destruction or removal of any Improvements the cost of which is anticipated to exceed Five Hundred Thousand Dollars ($500,000), Tenant shall notify Landlord not less than ten days in advance, in writing, of the starting date of such intended work. At the time of the notice, if the cost of the work is anticipated to exceed Five Hundred Thousand Dollars ($500,000), Tenant shall, at Tenant's sole cost and expense, obtain a policy of owner's and contractor's protective liability insurance, with a combined single limit coverage of not less than Five Million Dollars ($5,000,000), insuring Landlord and Tenant against any and all claims for injuries to or death of any person or persons or damage to property occurring in, on or about the Leased Property as a result of actions related to the construction, alteration, addition, repair, demolition, destruction or removal of any Improvements. Every such policy shall include normal comprehensive form liability coverage contained in such policies and shall include, but shall not necessarily be limited to, bodily injury and broad form property damage, blanket contractual liability coverage, premises-operations coverage, explosion and collapse hazard coverage, underground hazard coverage, products/completed operations hazard coverage, independent contractors coverage and comprehensive form automobile liability coverage.

    10.04. PAYMENT OF PROCEEDS. Unless otherwise agreed by Landlord, Tenant and any insured Leasehold Mortgagee and Fee Mortgagee, all insurance proceeds payable under any casualty insurance policy required to be maintained under the provisions of Section 10.02 or any course-of-construction casualty insurance policy maintained under the provisions of Section 10.03 shall be made payable, in case of loss or damage, (a) except in the case of loss or damage to the Shark Club Improvements, to a Leasehold Mortgagee, if a Leasehold Mortgagee so requires, or (b) to a Fee Mortgagee, if a Fee Mortgagee so requires, or (c) if no Leasehold Mortgagee or Fee Mortgagee so requires such proceeds be paid to it, to a trust company authorized by law to exercise corporate trust powers in the State of Nevada or other impartial third party, as shall be designated (in either instance) by Landlord, as trustee of such proceeds. The trustee shall be responsible only for the proper custody and application of policy proceeds as provided for in this Lease, and Tenant shall pay all fees and expenses of such trustee for or in connection with its services. The trustee shall make the proceeds available to Tenant and shall be applied by Tenant to the extent necessary for the repair, restoration or reconstruction of the Improvements. Any insurance proceeds remaining after proper repair, restoration and reconstruction and after payment of all costs and expenses incurred in connection therewith shall be Tenant's sole property, subject to the terms and requirements of any Leasehold Mortgage.

    10.05. GENERAL INSURANCE REQUIREMENTS. Every policy of insurance required pursuant to this Lease shall be written by insurance companies licensed in the State of Nevada to provide the type of coverage required, each of which shall be subject to the prior written approval of Landlord, which shall not be unreasonably withheld. Any insurance company designated and/or policy identified by Tenant in a written notice given to Landlord which is not disapproved in writing within ten days after submission shall be deemed approved. Each policy of insurance required pursuant to this Lease shall contain an endorsement providing that neither the policy nor any coverage provided therein may be cancelled, reduced, diminished or otherwise abrogated in any manner or to any extent without first providing prior written notice to Landlord and such other persons with an interest in the Leased Property and/or this Lease as Landlord may have previously designated at least thirty days prior to cancellation, reduction, diminishment or abrogation. At the time provided for the procurement of insurance coverage as set forth in this Lease and not less than thirty days prior to the expiration of each policy, Tenant shall deliver to Landlord originally executed certificates and, as soon thereafter as may be practicable, true and correct copies of the original policies of insurance issued by the insuring company or companies evidencing all coverages, endorsements and policy limits required herein. Each policy of insurance required under the terms of this Lease shall be written as a primary policy and not contributory policy with or in excess of any policy that may be carried by Landlord. Every policy required pursuant to this Lease shall name as insureds, Landlord and any other persons with an interest in the Leased Property and/or this Lease as Landlord may reasonably designate. Tenant shall carry insurance as required in this Lease in such amounts as will prevent the imposition of a co-insurance penalty in the event of loss, notwithstanding any other provision of this Lease. All policies required hereunder shall contain loss payable or other similar endorsements so as to provide for the payment of insurance proceeds as required in this Lease. No policy of insurance required to be carried by Tenant hereunder shall contain deductibles or self-insured retentions greater than Fifty Thousand Dollars ($50,000) without the prior written approval of Landlord. If Tenant obtains insurance coverage with deductibles or self-insured retentions, Tenant shall be solely responsible for the payment of all deductible and self-insured sums. Tenant may provide any insurance required hereunder through blanket policies.

    10.06. INDEMNIFICATION AND WAIVER.

         (a) Tenant hereby covenants and agrees to indemnify, defend and hold Landlord and Landlord's officers, directors, shareholders, partners, members, principals, employees, agents and representatives free, clear and harmless from any and all claims, demands, losses, damages, judgments, liens, interest, costs, expenses (including attorney fees), expenses of appearing as a witness (including attorney fees) even if not also a party and other liability (all of which are herein referred to collectively as "CLAIMS" and each of which is referred to singularly as a "CLAIM") other than Claims for which Landlord is required to provide indemnification pursuant to Section 10.06 (b) in connection with, arising out of, or by reason of: (1) any matter for which indemnification is required pursuant to Sections 3.03, 5.02, 5.04(c)(3), 6.04 or otherwise pursuant to this Lease, (2) the inaccuracy or breach of any warranties or covenants of Tenant contained in this Lease; and (3) any act, omission or negligence in any way connected with or in any way related to Tenant's occupancy or use of the Leased Property or the condition of the Leased Property including, without limitation, Claims resulting from or in any way related to
(i) any injury to or death of any person or damage to property occurring on the Leased Property, or upon the sidewalks, driveways, parking areas, streets or rights-of-way adjoining the Leased Property and which is actually or alleged to be related to or connected with the use, condition or occupancy of the Leased Property, or the condition of such sidewalks, driveways, parking areas, streets or ways; (ii) any actual or alleged act or omission of Tenant, Tenant's officers, directors, employees, servants, agents, contractors, representatives, subtenants, licensees, customers or invitees; (iii) any violation or alleged violation of any law, ordinance or regulation or breach or alleged breach of any agreement or any failure or alleged failure of Tenant to perform or fulfill any covenant of this Lease; (iv) any actual or alleged encroachment, trespass or nuisance upon the Leased Property or to property adjoining the Leased Property; and (v) any contest by Tenant of any ruling, tax, lien or other matter, it being understood that this provision does not in any way independently permit or approve of the contest of any such action not otherwise specifically provided for in this Lease.

         (b) Landlord hereby covenants and agrees to indemnify, defend and hold Tenant and Tenant's officers, directors, shareholders, partners, members, principals, employees, agents and representatives free, clear and harmless from any and all Claims other than Claims for which Tenant is required to provide indemnification pursuant to Section 10.06 (a), in connection with, arising out of, or by reason of: (1) the inaccuracy or breach of any warranties or covenants of Landlord contained in this Lease; (2) any act, omission or negligence of Landlord while in, upon, about or in any way connected with the Leased Property; and (3) any matter arising from or connected with the Leased Property and accruing on or before the Commencement Date, other than obligations relating to the Shark Club Lease which have been assumed by Tenant pursuant to this Lease.

         (c) Any person entitled to indemnification pursuant to this Section
10.06 (an "INDEMNITEE") shall provide the indemnifying party (an
"INDEMNITOR") with notice of any Claim with reasonable promptness and the indemnitor shall defend indemnitee in such proceedings by counsel of the indemnitor's selection subject to the indemnitee's approval (which shall not be unreasonably withheld, conditioned or delayed), the cost and expense of which (including attorney fees) shall be borne by the indemnitor. The indemnitee shall cooperate fully in all respects with the indemnitor in any such defense, including, without limitation, making available to the indemnitor all pertinent information under the control of the indemnitee. If an indemnitee so requests indemnification, the indemnitor shall defend, but not settle, a Claim without waiving the indemnitor's right to assert that such Claim is not subject to an obligation of indemnification pursuant to this Lease.

    10.07. MUTUAL WAIVERS OF SUBROGATION. As a material inducement to Landlord to enter into this Lease, Tenant hereby waives any and all rights of recovery (including any subrogation rights of its insurers) from Landlord, and Landlord's officers, directors, shareholders, partners, members, principals, employees, agents and representatives for any loss or damage, including consequential loss or damage, covered by any insurance policy maintained by Tenant, whether or not such policy is required pursuant to this Lease. Landlord likewise hereby waives any and all rights of recovery (including any subrogation rights of its insurers) from Tenant and Tenant's officers, directors, shareholders, partners, members, principals, employees, agents and representatives for any loss or damage, including consequential loss or damage, covered by any insurance policy maintained by Landlord.


    10.08. LANDLORD NOT OBLIGATED. Notwithstanding anything to the contrary contained in or inferable from any provision of this Lease, Landlord shall not be required to carry or maintain insurance coverage of any kind or nature; and Tenant hereby waives all claims and demands against, and any and all rights of recovery against Landlord, its officers, directors, shareholders, partners, members, principals, employees, agents and representatives, for any losses, damages, claims, and causes of action other than those proximately caused by and resulting from Landlord's willful misconduct or acts of gross negligence, or matters which are the subject of Landlord's indemnification obligations under Section
10.06 (b).

    10.09. FAILURE TO MAINTAIN INSURANCE. If Tenant fails or refuses to procure or maintain any insurance coverage required by this Lease or fails or refuses to furnish Landlord with required evidence that the insurance has been obtained, is in force and has been paid for, Landlord may, but shall not be required to, procure and maintain such insurance on Tenant's behalf after first giving Tenant ten days' notice of Landlord's intention to do so. If Landlord pays any premium for insurance coverage on tenant's behalf in accordance with the preceding sentence, Tenant shall immediately reimburse and pay to Landlord, upon demand, as Additional Rent, an amount equal to all expenses associated therewith.


                                 ARTICLE  XI

                               EMINENT  DOMAIN


    11.01. CONDEMNATION. If all of the Leased Property shall be taken or acquired by any governmental or quasi-governmental authority under the power or threat of eminent domain or by inverse condemnation, the Lease Term shall cease as of the day possession shall be taken by such authority. Likewise, even if less than all, but so much of, the Leased Property is taken such that a reasonable amount of reconstruction will not render the Improvements legally usable or feasibly suited for the use in the manner the Leased Property was used immediately prior to the taking, the taking shall be deemed to be and treated as a complete taking for purposes of this Section 11.01. Upon a complete taking of the Leased Property, Tenant shall pay Rent up to the date possession is taken with an appropriate refund by Landlord of such Base Rent and Additional Rent as may have been paid in advance for any period subsequent to the date possession in taken.

    11.02. PARTIAL CONDEMNATION.

         (a) If up to fifteen feet of frontage property (based upon current lot lines) is taken or acquired by any governmental or quasi-governmental authority under the power or threat of eminent domain or by inverse condemnation for the purpose of widening Harmon Avenue, the Lease Term shall not cease or be interrupted to any extent, there shall be no abatement of Rent for the portion of the Leased Property so taken and Tenant shall continue to fully pay and perform all obligations pursuant to this Lease.

         (b) With respect to any taking other than or in excess of the taking described in Section 11.02 (a), if less than all of the Leased Property shall be taken or acquired by any governmental or quasi-governmental authority under the power or threat of eminent domain or by inverse condemnation, such that a reasonable amount of reconstruction will render the Improvements legally usable and feasibly suited for the use in the manner the Leased Property was used immediately prior to the taking, the Lease Term shall not cease, Tenant shall continue to pay Rent up to the date possession is taken and, thereafter, Base Rent (not Supplemental Rent and not Additional Rent) as it then exists shall be reduced in the same proportion that the value of the Leased Property immediately before the taking bears to the value of the Leased Property immediately after the taking. Tenant shall, at its sole cost and expense, without any expense being imposed on Landlord, make fully restore, repair, replace, rebuild and alter the Improvements in accordance with Section 9.03 so as to constitute the remaining premises a complete architectural unit.

    11.03. CONDEMNATION AWARD.

         (a) Except as otherwise provided in Section 11.03 (b), all compensation awarded or paid for any taking or acquiring of the Land and/or the Shark Club Improvements under the power or threat of eminent domain or by inverse condemnation, complete or partial, up to an amount equal to the Purchase Price (determined in accordance with Section 12.03 as if either party had timely exercised one of the options set forth and the date payment is made is deemed to be the date of Closing), shall be the property of Landlord; and any and all amounts awarded as compensation for the taking or acquiring of the Resort Improvements and for any diminution in the value of Tenant's leasehold interest shall be the property of Tenant. In the event the condemnation award for the taking or acquiring of the Land and/or Shark Club Improvements is less than the Purchase Price (so determined), Landlord shall be entitled to retain from the Security Deposit an amount equal to the difference between the Purchase Price (so determined) minus the condemnation award and the balance of the Security Deposit, if any, shall be delivered to Tenant. In the event the condemnation award for the taking or acquiring of the Land and/or Shark Club Improvements and the portion of the Security Deposit retained by Landlord equals or exceeds the Purchase Price (so determined), any amounts in excess of the Purchase Price (so determined) shall belong to Tenant and Landlord shall transfer all rights in the Leased Property to Tenant upon receipt of the Purchase Price.

         (b) With respect to any condemnation award on account of any taking described in Section 11.02 (a), the first Two Hundred Fifty Thousand Dollars ($250,000) thereof shall belong to Landlord and the balance of such award shall be divided between Landlord and Tenant in the same proportions as the values of their respective interests.

                                 ARTICLE XII

                               PURCHASE RIGHTS

    12.01. LANDLORD'S PUT OPTION.

         (a) Tenant hereby grants to Landlord an option to sell ("PUT OPTION") the Leased Property subject to all of the Reservations (other than any Fee Mortgage) and all easements, licenses, reservations, rights-of-way, conditions, covenants, and restrictions which become matters of record on or after the Commencement Date through no act or omission of Landlord and all other conditions, facts, circumstances, rights and claims which are not shown as matters of record and which arise on or after the Commencement Date through no act or omission of Landlord for the Purchase Price and upon the terms and conditions set forth in this Article XII.

         (b) Landlord may exercise the Put Option by delivering written notice to Tenant at any time on or after the first day of the fifth Lease Year. Such notice shall specify a date and place at which the Closing (as defined in Section 12.05) shall occur, which date shall not be less than three months nor more than four months after the date of such notice.

    12.02. TENANT'S CALL OPTION.


         (a) Landlord hereby grants to Tenant an option ("CALL OPTION") to purchase the Leased Property subject to the same matters identified in Section
12.01 (a) for the Purchase Price and upon the terms and conditions set forth in this Article XII.

         (b) Provided there does not exist any uncured event of default pursuant to Section 15.01 of this Lease, Tenant may exercise the Call
Option by delivering written notice to Landlord at any time on or after the first day of January, 1999 (subject to Tenant's right to accelerate in accordance with Section 5.04 (b) (2) or 14.02 (b)); provided, however, that if such notice is given prior to the first day of July, 2006, the Purchase Price shall be increased in accordance with Section 12.03 (c) and (d), if applicable. Such notice shall specify a date and place at which the Closing shall occur, which date (except as provided in Section 5.04 (b) (2) and 14.02 (b)) shall not be less than twelve months or more than fifteen months after the date of such notice.

    12.03. PURCHASE PRICE. Subject to Sections 5.04 (b)(2), 14.02 (b) and
12.02 (b), in the event Landlord exercises Landlord's Put Option or in the event Tenant exercises Tenant's Call Option, the purchase price (the "PURCHASE
PRICE") for the Leased Property shall be an amount equal to:

         (a) the product of (i) either (A) in the case of a sale and purchase of the Leased Property on or after January 1, 2000, the Base Rent, as adjusted, payable during the month preceding the Closing adjusted to take into account increases (but not decreases) in the cost-of-living occurring during the Lease Year in which the Closing occurs, based on the same index (indices) as may then be used for the calculation of adjustments of Base Rent pursuant to Section 3.02, such adjustment being made in the same manner and subject to the same limitations (proportionately applied) as Base Rent is adjusted pursuant to Section 3.02 with the base index number being the first month of the Lease Year in which Closing occurs and the current index number being the month preceding the month in which Closing occurs, or (B) in the case of a sale and purchase of the Leased Property which occurs prior to January 1, 2000 as a result of an exercise of Tenant's Call Option (accelerated by virtue of a Denial in accordance with Section 5.04 (b) (2)), the Base Rent that would have been payable for the month of January, 2000, adjusted to take into account adjustments in cost-of-living in the same manner as set forth in the preceding clause (A) of this Section 12.03 (a) (i), assuming cost-of-living increases of three percent (3%) per annum between the date of Closing and January, 2000; multiplied by (ii) 12; multiplied by (iii) 10; plus

         (b) if Tenant has failed to timely elect not to use the Land as a part of or in conjunction with a hotel and casino in accordance with Section 5.01, the outstanding balance of the Supplemental Rent Amount for the month in which Closing occurs which balance shall be determined in accordance with EXHIBIT D annexed to this Lease plus a lease termination fee of Two Hundred Fifty Thousand Dollars ($250,000); plus

         (c) if Tenant gives notice of exercise of Tenant's Call Option prior to July 1, 2006 (with Closing being not less than twelve months or more than fifteen months thereafter), One Million Dollars ($1,000,000) but nothing contained in the preceding clause shall be construed to permit an exercise of the Call Option any earlier than the date specified in Section 12.02 (b); plus

         (d) if Tenant accelerates the exercise of Tenant's Call option as a result of a Denial in accordance with Section 5.04 (b) (2), the present value of the Base Rent Landlord would have received pursuant to this Lease from and after the date of the sale and purchase of the Leased Property (but for such sale and purchase) through and including December, 1999, assuming cost-of-living increases of three percent (3%) per annum and employing a discount factor of eight percent (8%); less

         (e) any amount received by Landlord pursuant to Section 11.03 (a) (but not any amount received by Landlord pursuant to Section 11.03 (b)).

Upon exercise of Landlord's Put Option, Landlord may, but shall not be obligated to, use and apply all or any portion of the Security Deposit toward the payment of the Purchase Price, after first giving Tenant thirty days' notice of Landlord's intention to so use and apply the Security Deposit for such purposes, during which time Tenant may substitute money for any letters of credit then constituting a part of the Security Deposit. If Landlord exercises its Put Option or if Tenant exercises Tenant's Call Option but Tenant fails to timely close the purchase of the leased property, through no fault of Landlord, Landlord may elect but shall not be obligated to elect to recover, in addition to terminating the Lease, as its exclusive remedy for damages, the Security Deposit as liquidated damages. It is agreed that the exact amount of costs, expenses and damages incurred and suffered by Landlord would be difficult to determine and that the amount of the Security Deposit which shall then have been paid is a reasonable estimate of that amount. In that regard, Tenant and Landlord stipulate, acknowledge and agree that the failure to close the sale and purchase of the Leased Property on or before the date of Closing shall deprive Landlord of not only the opportunity to earn interest or other normal investment return on funds that Landlord would receive at Closing, but shall also preclude Landlord from availing itself of valuable business opportunities and engaging in transactions that could result in substantial monetary profit to Landlord. Tenant and Landlord agree that the likely amount of such profit would be extremely difficult to determine, but that the amount of any such profit, as well as the likelihood of Landlord making such profit, will diminish with the passage of time. Tenant and Landlord acknowledge, stipulate and agree that the retention by Landlord of the Security Deposit, increasing in amount as provided in Section 4.01, will be reasonable, and that the increasing amount of the Security Deposit shall bear direct relationship to the likelihood and amount of lost opportunity profits to Landlord.

     12.04. TAX-FREE EXCHANGE. In the event Landlord exercises its Put Option or Tenant exercises its Call Option and Landlord desires to structure the sale of the Leased Property to Tenant as part of a tax-free exchange pursuant to
Section 1031 of the Internal Revenue Code of 1986, Tenant shall cooperate with Landlord in such efforts and shall execute and deliver such documents and perform such actions as Landlord may reasonably request. However, in no event shall such structuring or accommodation result in any cost to Tenant or in any way relieve Landlord of any of its obligations under this Lease.

     12.05. TERMS OF PURCHASE. The following provisions shall govern the sale and purchase of the Leased Property, regardless of whether the sale and purchase results from an exercise of Landlord's Put Option or Tenant's Call
Option:

         (a) The closing ("CLOSING") shall take place on the date specified in notice given by Landlord pursuant to Section 12.01 or the date specified in the notice given by Tenant pursuant to Section 12.02.

         (b) At Closing, Landlord shall convey title to the Leased Property to Tenant by grant, bargain and sale deed subject to the Reservations, any Leasehold Mortgage and all encumbrances and liens not resulting from any act or omission of Landlord and Landlord shall remove, any and all exceptions to title reasonably related to any act or omission of Landlord including, but not limited to, any Fee Mortgage.

         (c) Closing costs other than title insurance (which shall be borne by Tenant) shall be allocated in accordance with the custom and usage then prevailing in Clark County, Nevada. Rent shall be prorated as of the date of the Closing. At Closing, Landlord shall provide Tenant with a suitable affidavit satisfying the requirements of the Internal Revenue Code relating to the withholding of a portion of the purchase price in the event of any purchase from a "foreign" person.

         (e) Each party shall promptly prepare, execute and deliver such further documents, and shall promptly perform whatever acts are necessary to Closing.

                                ARTICLE XIII

                       REPRESENTATIONS AND WARRANTIES

     13.01. LANDLORD'S WARRANTIES. Landlord hereby represents and warrants to Tenant that:


         (a) Landlord is the owner of the Land. Previous to the execution of this Lease, Landlord has not conveyed the Leased Property or any interest therein except as disclosed by the Recorded Exceptions and the Shark Club Lease.

         (b) Landlord has furnished to Tenant true and correct copies of all items identified in EXHIBIT C, all of which set forth and constitute the entire understanding between Landlord and La-Tex Partnership concerning the Leased Property; and rent has not been prepaid in advance of dates upon which such rent becomes due in accordance with the Shark Club Lease.

         (c) Landlord has furnished Tenant true and correct copies of the Shark Club Note, the Short Form Deed of Trust and Assignment of Rents executed by Landlord for the benefit of La-Tex Partnership recorded in Book 870702 as Instrument No. 01263, in the office of the Clark County Recorder and the Assignment of Short Form Deed of Trust and Assignment of Rents and Promissory Note recorded in Book 870803 as Instrument No. 00566 in the office of the Clark County Recorder, which together with the documentation described in
Section 13.01 (b) constitute the entire understanding between Landlord and La-Tex Partnership concerning such loan transaction.

         (d) As of the Commencement Date, the outstanding balance of principal and interest due on and with respect to the Shark Club Note is Four Hundred Twenty-two Thousand Three Hundred Sixty-Nine Dollars and Seventy-Four Cents ($422,369.74).

         (e) Landlord claims that Tenant is in default under the Shark Club Lease and La-Tex Partnership claims that Landlord is in default under the Shark Club Lease as more fully disclosed in various items of correspondence and pleadings identified on EXHIBIT C annexed to this Lease, copies of which have been provided to

Tenant; and there exist no defaults by either party under the Lease other than those which are the subject of the items of correspondence and pleadings identified on EXHIBIT C.

         (f) Other than the right embodied in Section 39 of the Shark Club Lease which have been the subject of various items of correspondence identified in
Section 13.02 (a), Landlord has not granted La-Tex Partnership or any other person any option or right to purchase the Leased Property.

         (g) Landlord has furnished to Tenant true and correct copies of the documents which constitute the entire understanding of Landlord and Bank of America Nevada concerning the loan set forth therein (the "BOFA LOAN").

         (h) As of April 19, 1996, the outstanding principal balance of the BofA Loan was Nine Hundred Twelve Thousand Six Hundred Fifty-Two Dollars and Seventy-Eight Cents ($912,652.78).

         (i) The BofA Loan may be prepaid at anytime without any prepayment premium or penalty.

         (j) Landlord has full power and authority to enter into this Lease. All actions by Landlord necessary to authorize the execution, delivery and performance of this Lease have been duly undertaken. In addition to these representations and warranties of Landlord, the person executing this Lease on behalf of Landlord represents and warrants to Tenant that such person has full power and authority to execute this Lease on behalf of Landlord.

         (k) This Lease constitutes the legal, valid and binding obligation of Landlord, enforceable in accordance with its terms.

         (l) There exists no litigation, instrument or agreement which would prevent Landlord from entering into or performing this Lease. Without limiting the generality of the foregoing, there is no agreement other than the Shark Club Lease which allows any person or entity to use the Leased Property.

         (m) Landlord has not received any notice or other communication concerning any alleged violation of any Environmental Law or any notices or other communications concerning liability for the presence of any Hazardous Material in connection with the Leased Property, and there exists no writ, injunction, decree, order or judgment outstanding, nor any lawsuit, claim, proceeding, citation or investigation, pending or, to Landlord's actual knowledge, threatened, relating to the ownership, use, maintenance or operation of the Leased Property by any person, or to any alleged violation of any Environmental Law or to the suspected presence of any Hazardous Material thereon, nor does there exist any basis for any such lawsuit, claim, proceeding, citation or investigation being instituted or filed. To the best of Landlord's actual knowledge, there are no Hazardous Materials stored, deposited, or otherwise located in, on or under the Leased Property nor has the Leased Property ever been used as a landfill or waste disposal site, or used or occupied for the purpose of, or in any way involving, the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Material to, from or across the Leased Property. Landlord has not been involved in operations upon the Leased Property which could lead to the imposition on Landlord or any other owner or lessee of the Leased Property of liability or the creation of a lien on the Leased Property under any Environmental Law.

     13.02. TENANT'S WARRANTIES. Tenant hereby represents and warrants to Landlord that:

         (a) Tenant understands and acknowledges that La-Tex Partnership has a right to first negotiate to purchase the Leased Property as more fully set forth in section 39 of the Shark Club Lease and that Tenant has been provided copies of (i) Landlord's notice to Tenant dated December 8, 1995, (ii) Tenant's request for extension dated December 19, 1995, (iii) Landlord's denial of Tenant's requested extension dated December 20, 1995, (iv) Tenant's offer to purchase the Leased Property dated December 29, 1995, and (iv) Tenant's response to Tenant's offer dated January 4, 1996.

         (b) Tenant understands and acknowledges that as of the expiration of the Lease Term, the balance of principal and interest due with respect to the Shark Club Note will approximate Four Hundred Forty-Seven Thousand Seven Hundred Eleven Dollars and Seventy-Four Cents ($447,771.74) the obligation for the payment of which is assumed by Tenant by virtue of Section 5.02 of this Lease.

         (c) Tenant has full power and authority to enter into this Lease. All actions by Tenant necessary to authorize the execution, delivery and performance of this Lease have been duly undertaken. In addition to these representations and warranties of Tenant, the person executing this Lease on behalf of Tenant represents and warrants to Landlord that such person has full power and authority to execute this Lease on behalf of Tenant.

         (d) This Lease constitutes the legal, valid and binding obligation of Tenant enforceable in accordance with its terms.

         (e) There exists no litigation, instrument or agreement which would prevent Tenant from entering into or performing this ILease.

                                 ARTICLE XIV

                       TRANSFER AND ENCUMBRANCE OF FEE

         14.01. Encumbrance by Landlord; Subordination.

                (a) At Landlord's election, subject to the rights of any Leasehold Mortgagee pursuant to Article VII and subject to the conditions set forth in this Article XIV, this Lease (and any sublease hereunder) shall be subject and subordinate to the lien of any present or future mortgage, deed of trust, security agreement, lease assignment or any other encumbrance, and any renewal, extension or replacement thereof, and to all advances made or hereafter to be made upon the security thereof (herein collectively referred to as a "FEE MORTGAGE") including without limitation the deed of trust given to secure the repayment of the BofA Loan encumbering Landlord's fee interest in the Leased Property, without regard to the time of execution or the time of recording of the Fee Mortgage, and without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination; upon the condition, however, that with respect to any Fee Mortgage any holder ("FEE MORTGAGEE") of any such Fee Mortgage (other than the holder of the BofA Loan), shall have agreed in writing and in recordable form, for the benefit of Tenant and any Leasehold Mortgagee, that so long as Tenant is not in default under any of the provisions, covenants or conditions of this Lease or such Leasehold Mortgagee is complying with the provisions of Article VII, neither this Lease nor any of the rights of Tenant under this Lease (including without limitation Tenant's Call Option) or any rights of any Leasehold Mortgagee then holding a security interest in this Lease shall be terminated or modified or be subject to termination or modification, nor shall Tenant's possession of the Leased Property be disturbed by proceedings to foreclosure such Fee Mortgage, and that any person or entity acquiring title to the Leased Property through foreclosure of such Fee Mortgage, deed in lieu thereof or otherwise shall take title subject to all of the provisions of this Lease (including without limitation Tenant's Call Option). Nevertheless, Tenant covenants and agrees to execute and deliver, in recordable form, upon demand, such further instruments as Landlord may request to (i) confirm in writing and in recordable form that this Lease is so subordinate to the lien of any Fee Mortgage, or (ii) so subordinate this Lease to the lien of such Fee Mortgage, which confirmation and/or subordination shall be in such form as may be reasonably required by the Fee Mortgagee. If a Fee Mortgagee elects to constitute this Lease as a lien superior to the lien its Fee Mortgage, upon the giving of written notice to Tenant and to any Leasehold Mortgagee than holding a security interest in this Lease to such effect, this Lease shall be superior in priority to the lien of such Fee Mortgage. Further, Tenant agrees to execute and deliver, from time to time, upon demand by Landlord, such documents as may be reasonably requested by Landlord to evidence or effect such priority. In no event may the amount secured by the Fee Mortgages, at any time, exceed the amount of the Purchase Price less the amount of the Security Deposit, and such indebtedness must be prepayable at anytime, without premium or penalty.

                (b) Nothing contained in Section 14.01 (a) shall relieve Landlord of any liability or responsibility with respect to the BofA Loan pursuant to Section 5.06. Tenant may prepay the BofA Loan at any time for any reason and, in such event, Landlord shall thereafter pay to Tenant all payments due, and render all performance due, with respect to the BofA Loan the same as if the BofA Loan had not been prepaid and Tenant were the holder thereof (except to the extent any obligation is the obligation of Tenant pursuant to this Lease).

         14.02. TRANSFER OF LEASED PROPERTY.

                (a)  Subject to Tenant's right of acceleration set forth in section 14.02 (b) in the case of a sale, Landlord may sell, exchange or transfer all or any portion of Landlord's interest in the Leased Property and assign and transfer all or any portion of Landlord's interest in this Lease; provided the transferee agrees in writing and in recordable form to be subject in all respects to the terms, covenants and provisions of this Lease (including without limitation Tenant's Call Option). Upon the transfer of all of the Leased Property and all of Landlord's interest in the Lease, including without limitation the entire Security Deposit then held by Landlord, Landlord shall thereupon be released from all liabilities and obligations imposed upon Landlord pursuant to this Lease accruing after the date of transfer and such liabilities and obligations shall be binding solely upon the transferee of the Leased Property and Lease.

                (b) Upon receipt of any offer to purchase the Leased Property for the payment of money or the deferred payment of money from any third person, Landlord shall not accept such offer without first giving Tenant written notice ("NOTICE OF OFFER") of such offer including the latest date on which such offer may be accepted and an opportunity to accelerate Tenant's Call Option as set forth herein. For thirty days after the date of such Notice of Offer, Tenant shall have the right and privilege, exercisable by written notice given prior to the expiration of such thirty day period, to accelerate the date of exercise of the Call Option to a date which is not earlier than the latest date on which the offer set forth in the Notice of Offer may be accepted and purchase the Leased Property for an amount equal to the sum of (i) the Purchase Price set forth in
Section 12.03; plus (ii) One Million Dollars ($1,000,000). In the event Tenant so elects to accelerate Tenant's Call Option, the purchase and sale of the Leased Property shall be conducted in accordance with and be governed by the terms and conditions set forth in Section 12.05. If Tenant fails to timely exercise Tenant's right to accelerate the Call Option set forth in this Section
14.02 (b), then Landlord shall be entitled to accept the offer which is the subject of the Notice of Offer and proceed with the sale of the Leased Property in accordance therewith without any further obligation to Tenant; but such failure to elect to accelerate Tenant's Call Option shall not in any way impair or limit Tenant's rights pursuant to Section 5.04 (b)(2) and Section 12.02.
Nothing contained in this Section 14.02 (b) shall be construed to restrict, limit or otherwise affect Landlord's right to transfer all or any portion of the Leased Property (subject to this Lease) and/or all or any portion of Landlord's rights pursuant to this Lease to one or more persons in a transaction other than a sale, such as contributions to corporations, partnerships, limited partnerships, limited liability companies, joint ventures, trusts or other entities and such as distributions in liquidation of Landlord, or to restrict, limit or otherwise affect the right of the shareholders of Landlord to transfer corporate shares of Landlord and other beneficial interests of Landlord (howsoever evidenced) by assignment, exchange, gift, bequest, legacy, inheritance or otherwise.

         14.03. STATEMENTS AND CERTIFICATES. Tenant shall, at any time and from time to time, within ten days after written request from Landlord to do so, certify by written instrument duly executed and acknowledged to any Fee Mortgagee or proposed Fee Mortgagee specified in such request: (a) as to whether this Lease has been supplemented or amended, and if so, the substance and manner of such supplement or amendment; (b) as to the validity and force and effect of this Lease, in accordance with its tenor; (c) as to the existence of any default hereunder; (d) as to the existence of any offsets, counterclaims or defenses hereto on the part of Tenant; (e) as to the commencement and expiration dates of the term of this Lease; and (f) as to any other matters as may be reasonably so requested; provided that, in so doing, Tenant shall not be required to bear any unreasonable burden or expense. Any such certificate may be relied upon by any Fee Mortgagee and any other person, firm or corporation specified therein, and the contents of such certificate shall be binding on Tenant.

         14.04. ATTORNMENT. If the Leased Property is sold pursuant to foreclosure of a Fee Mortgage or transferred in lieu of foreclosure by reason of a default under a Fee Mortgage, or in the event the Leased Property and Lease are otherwise transferred, Tenant shall not disaffirm this Lease or any of its obligations under this Lease, and Tenant shall attorn to the Fee Mortgagee, purchaser in foreclosure, or other transferee of the Leased Property and Lease; provided that Tenant's right to quiet possession of the Leased Property shall not be disturbed so long as Tenant shall pay all amounts required to be paid pursuant to this Lease and observe and perform all of the provisions of this Lease. Without limiting the generality of the foregoing, the Call Option shall remain in full force and effect and Tenant shall be entitled to offset the Security Deposit against the Purchase Price of the Leased Property. Landlord may transfer the Security Deposit to the purchaser; and, thereupon, if the purchaser of the Leased Property assumes the obligations of Landlord under this Lease, Landlord shall be discharged from any further liability in reference thereto.

          14.05. FEE MORTGAGEE'S RIGHTS. If Landlord notifies Tenant that the Leased Property is encumbered by a Fee Mortgage, with a notice that sets forth the name and address of the Fee Mortgagee and a request that Tenant give copies of all notices intended for Landlord to its Fee Mortgagee, then no notice intended for Landlord shall be deemed properly given unless and until a copy of the notice is also given to the Fee Mortgagee. If any Fee Mortgagee shall perform any obligation that Landlord is required to perform under this Lease, the performance by the Fee Mortgagee shall be deemed to be performance on behalf of Landlord, and the performance shall be accepted by Tenant as if performed by Landlord.

                                   ARTICLE XV

                        DEFAULTS, REMEDIES AND SURRENDER


          15.01. EVENTS OF DEFAULT. Each of the following events shall constitute a material default and breach of this Lease by Tenant:

                 (a) Any failure to pay any portion of any Rent or other monetary obligation required to be paid by Tenant pursuant to this Lease when the same shall become due and payable, and such failure continues for a period of ten days after notice of such failure from Landlord or a representative of Landlord to Tenant and, an additional period of twenty days thereafter for the exclusive benefit of any Leasehold Mortgagee to whom notice is required to be sent pursuant to Section 7.05.

                 (b) Any failure to observe, comply with or perform any nonmonetary covenant or obligation set forth in this Lease (including without limitation Tenant's failure to purchase the Leased Property following the Landlord's exercise of its Put Option) and such failure or breach continues for a period of thirty days after notice of such failure or breach from Landlord or a representative of Landlord to Tenant and an additional period of thirty days thereafter for the exclusive benefit of any Leasehold Mortgagee to whom notice is required to be sent pursuant to Section 7.05; provided, however, that if the default is one which, with reasonable diligence, is capable of being cured but more than thirty days is reasonably required to cure the default asserted, Tenant shall not be deemed to be in default if cure is commenced by Tenant within a reasonable period after the thirty day notice to Tenant or by a Leasehcld Mortgagee within a reasonable period after the thirty day notice to Leasehold Mortgagee and, in either case, the cure of the default asserted is thereafter diligently pursued to completion.

                 (c) The vacation or abandonment of the Leased Property.

                 (d) (1) The making by Tenant of any general assignment for the benefit of creditors; (2) subject to the rights of a trustee or court in bankruptcy under the Bankruptcy Code of 1978, or any similar succeeding law, the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty days); or (3) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Leased Property or of Tenant's interest in this Lease, where possession is not restored to Tenant within sixty days.

                (e) Subject to any right of contest set forth in this Lease, if this Lease or any estate or interest of Tenant in the Leased Property shall become subject to any attachment or judgment, or to any lien, charge or encumbrance other than a Leasehold Mortgage unless such attachment, judgment, lien, charge or encumbrance is fully released within sixty days thereafter.

                (f) Any actual, attempted or purported assignment or sublease in violation of this Lease.

                (g) Any other event, act or failure of Tenant specified as a default in this Lease.

Any notice required to be furnished pursuant to this Section 15.01 shall be sufficient and valid notice regardless of whether or not the notice requires Tenant to quit the Leased Property as an alternative to the performance of the action demanded in the notice. Further, any such notice shall be in lieu of and not in addition to any notice required pursuant to NRS Chapter 40 as a condition precedent to the maintenance of an unlawful detainer action. Any vacation or abandonment of the Leased Property by Tenant following any such notice to Tenant, any entry on the Leased Property by Landlord, or any action by Landlord in unlawful detainer or otherwise to obtain possession of the Leased Property shall not result in a surrender of the Leased Property or a termination of Tenant's obligations under this Lease unless Landlord expressly notifies Tenant in writing that a surrender or termination of Tenant's obligations is intended by, or acceptable to, Landlord.

         15.02. LANDLORD'S REMEDIES. In the event of default of Tenant, Landlord, at its option, in addition to, and not to the exclusion of, any and all other rights and remedies herein set forth or at law or in equity, may (i) declare the term of this Lease ended and re-enter and take possession of the Leased Property (including all Improvements) terminating all of the rights of Tenant under this Lease and in and to the Leased Property and to collect from Tenant all costs and damages to which Landlord is entitled as a result of such default; (ii) without declaring the term of this Lease ended, re-enter the Leased Property and occupy the Leased Property or lease the whole or any portion thereof, for and on account of Tenant as hereinafter provided, applying any monies received first to payment of such expenses, including attorney fees and real estate commissions paid, assumed or incurred by Landlord in or in connection with the recovery, cleaning, repairing, restoring, altering and reletting of the Leased Property and then to the fulfillment of the obligations of Tenant, with any such reletting to be for such a term, at such rent, and on such other conditions as Landlord in its discretion deems advisable; (iii) even though it may have relet all or any portion of the Leased Property as above provided, thereafter at any time terminate this Lease for such previous default on the part of Tenant retaining the right to bring legal action against Tenant for recovery of damages sustained by Landlord as a result of Tenant's default; and
(iv) demand and recover the Shark Club Note (unless paid), in which case Tenant shall also execute and deliver such assignments as may be necessary to reassign the Shark Club Lease and reconvey the beneficial interest the deed of trust given to secure the Shark Club Note. If at the time of any termination of this Lease, the Resort is the subject of any recurrent periodic interval ownership interests and, therefore, subject to regulation by the Real Estate Division of the State of Nevada Department of Commerce, then Landlord shall (i) give notice of termination to such association of time-share owners as may then exist; and
(ii) enter into a new replacement lease with such association of timeshare owners as may then exist upon terms and conditions identical to those set forth in this Lease. Nothing contained in the preceding sentence shall be construed to require Landlord to negotiate any term or condition with such association even if the proposed term or condition would otherwise constitute a reasonable departure from the terms and conditions of this Lease.

         15.03. DAMAGES FOLLOWING TERMINATION. In the event Landlord elects to re-enter and take possession of the Leased Property following a default by Tenant and terminate all of the rights of Tenant under this Lease pursuant to the provisions set forth in clause (i) or clause (iii) of Section 15.02, Tenant and Landlord acknowledge and agree that future rental values and future demands in the rental market are and will be uncertain and extremely difficult to determine, with the result that Landlord's damages, including consequential damages, resulting from Tenant's default will be difficult to determine. Landlord and Tenant therefore stipulate and agree that Landlord may recover from Tenant damages in an amount equal to the sum of the following amounts:

                   (a) any unpaid rent which had been earned at the time of such termination, plus interest at the Interest Rate; plus

                   (b) the amount by which the unpaid rent that would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves reasonably could be avoided, plus interest thereon at the Interest Rate.

                   (c) the value at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves reasonably could be avoided (computed by discounting such amount at the discount rate of the Federal
Reserve Bank of San Francisco at the time of award plus one percent); plus

                   (d) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom including without limitation expenses of cleaning, repairing, restoring, altering the Leased Property, real estate brokerage and leasing commissions and other expenses of reletting the Leased Property, all costs incurred in connection with the removal, storage and disposition of personal property located on the Leased Property upon the termination of Tenant's occupancy, and attorneys fees; and

                   (e) at Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

Any efforts by Landlord to mitigate the damages caused by Tenant's default shall not waive or constitute a waiver of or otherwise limit or restrict Landlord's from right to recover damages under this Section 15.03. Notwithstanding anything in the foregoing to the contrary, Landlord's recovery of the foregoing amounts from Tenant shall not be in settlement or payment of Tenant's obligations and liabilities that survive termination of this Lease, and Tenant shall in any event be and remain liable to Landlord with respect to those obligations and liabilities following termination.

         15.04. NO ACCORD AND SATISFACTION. No payment by Tenant or receipt by Landlord of any amount which is less than an amount required to be paid pursuant to this Lease shall be other than a payment on account to be applied to the earliest Rent due and payable hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be an accord and satisfaction, and Landlord may accept and endorse any such check or payment without prejudice to Landlord's right to recover the balance of all Rent due or pursue any other remedy available to Landlord notwithstanding such endorsement or statement.

         15.05. NO TERMINATION WITHOUT LANDLORD CONSENT. Neither the commencement of any action by Landlord against Tenant for unlawful detainer of the Leased Property, nor the entry of any temporary or permanent writ of restitution or judgment in favor of Landlord against Tenant in any such action shall terminate or result in a forfeiture of this Lease or the future obligations of Tenant hereunder except at the option of Landlord, exercised by either (i) written notice thereof from Landlord to Tenant, (ii) specific and express prayer therefor in Landlord's complaint in such action or (iii) specific and express written application therefor in such action. In that regard, Tenant waives all rights which Tenant might otherwise have, statutory or otherwise, if any, to cause this Lease or the obligations of Tenant to be declared terminated as a result of any such commencement of unlawful detainer proceedings, entry of writ of restitution or Judgment.

       15.06. LANDLORD DEFAULTS. Landlord shall be in default hereunder if Landlord fails to perform or observe any provision of this Lease to be performed or observed by Landlord and (i) if such failure constitutes a failure to pay any monetary obligation required to be paid by Landlord pursuant to this Lease (it not being conceded by Landlord that any such obligation exists) and such failure continues for a period of ten days after notice from Tenant to Landlord and an additional period of twenty days thereafter for the exclusive benefit of any Fee Mortgagee of which Tenant has notice; or (ii) if such failure constitutes a failure to observe or perform any nonmonetary covenant or obligation and such failure continues for a period of thirty days after written notice thereof from Tenant to Landlord and an additional period of thirty days thereafter for the exclusive benefit of any Fee Mortgagee of which Tenant has notice provided, however, that if the default is one which, with reasonable diligence, is capable or susceptible of being cured and more than thirty days is reasonably required to cure the default asserted, Landlord shall not be deemed to be in default if cure is commenced by Landlord within a reasonable period of time after the thirty day notice to Landlord or by a Fee Mortgagee within a reasonable period of time after the thirty day notice to the Fee Mortgagee and, in either case, the cure of the default asserted is thereafter diligently pursued to completion.

         15.07. TENANT'S REMEDIES. In the event Tenant exercises the Call Option or Landlord exercises the Put Option and Landlord fails to timely close the sale of the Leased Property, through no fault of Tenant, Tenant shall have the remedy of specific performance to enforce the provisions of this Lease requiring the sale of the Leased Property to Tenant. Under no circumstances shall Tenant have the right to terminate this Lease or its obligations hereunder except pursuant to express provisions of this Lease permitting such termination.

         15.08. SURRENDER. Upon the expiration or earlier termination of this Lease or the termination of Tenant's right to occupy the Leased Property, all Improvements shall automatically become the property of Landlord. Tenant covenants to thereupon surrender the Leased Property in good and (if applicable) operating condition, reasonable wear and tear excepted, free and clear of any liens, claims, charges or encumbrances and with no Hazardous Material located therein, thereon or thereunder (other than those liens, claims, charges, encumbrances and Hazardous Materials which are attributable to any act or omission of Landlord), and Tenant shall at its sole cost and expense remove Tenant's records and all consumable items from the Leased Property. If Tenant fails to remove any such records or consumable items, Landlord may deem the same abandoned by Tenant, or Landlord may, but is not obligated to, at Tenant's expense and without notice to Tenant, remove the same from the Leased Property and thereafter, in Landlord's sole discretion, use, consume, destroy, dispose of or sell all or any part thereof without notice to Tenant. Any proceeds from sales of such property by Landlord shall belong solely to Landlord. Upon termination of Tenant's occupancy, Tenant shall promptly execute and deliver to Landlord (i) a quitclaim deed or, at Landlord's option, a memorandum, in recordable form, evidencing the termination of this Lease and (ii) bills of sale and other documents and instruments of conveyance, transfer and assignment as Landlord may reasonably request to evidence Landlord's acquisition of ownership of the Improvements.

                                 ARTICLE XVI

                          ASSIGNMENT AND SUBLETTING

        16.01.  CONSENT TO ASSIGNMENT REQUIRED.

                   (a) Except as provided in Section 16.01 (b) with respect to Permitted Assignees, Tenant shall not assign or transfer or permit the assignment or transfer of this Lease voluntarily or involuntarily (by operation of law or otherwise) in whole or in part without first obtaining the prior written consent of Landlord, which may be given or withheld by Landlord, in Landlord's sole, absolute and unfettered discretion.

                   (b) Notwithstanding Section 16.01 (a), Tenant shall be permitted to assign and transfer this Lease, in its entirety, to the following persons ("PERMITTED ASSIGNEES") upon the conditions stated, if any:

                       (1)   Any affiliate of Tenant.

                       (2) Any Leasehold Mortgagee in accordance with and subject to Section 7.02 of this Lease.

                       (3) A purchaser (including without limitation any Leasehold Mortgagee in such capacity) at any foreclosure or similar sale or any assignee of such Leasehold Mortgagee in accordance with and subject to
Section 7.06 of this Lease.

                       (4) Any lawfully organized association, the members of which consist exclusively of time-share owners and/or the developer of the Resort, and/or any lawfully organized association the members of which consist exclusively of condominium owners, time-share owners and/or the developer of the Resort administering time-share and/or condominium property on the Leased Property.

                       (5) Grand Casinos, Inc. or any affiliate of Grand Casinos, Inc. if and only if (i) Grand Casinos, Inc. or an affiliate of Grand Casinos, Inc. acquires an interest in this Lease on or before October 31, 1998; and (ii) Grand Casinos, Inc. becomes fully liable for the payment and performance of all obligations of Tenant pursuant to this Lease (including without limitation the obligation to purchase the Leased Property in the event Landlord exercises Landlord's Put Option), whether by direct assumption, guaranty of its affiliate's obligations, or other written instrument reasonably satisfactory to Landlord.

                       (6) Any person controlled by Tenant and/or one or more Permitted Assignees designated in Section 16.01 (b)(1) and/or Section
16.01 (b)(5).

                       (7) Any transferee of Grand Casinos, Inc. or any affiliate thereof which is a Permitted Assignee by virtue of Section
16.01 (b)(5) if and only if (A) the conditions set forth in

Section 16.01 (b)(5) have been fully satisfied; and (B) (i) Tenant furnishes an appraisal prepared by a nationally-recognized firm of real estate appraisers approved by Landlord which approval shall not be unreasonably withheld, conditioned or delayed reflecting that the value of the Land and all Improvements thereon together with any improvements on any property contiguous with or in the immediate vicinity of the Land constitutes a part of the project which includes the Improvements is more than Two Hundred Million Dollars ($200,000,000), and (ii) the Improvements constitute a material and integral part of such project. Notwithstanding any assignment or transfer pursuant to this Section 16.01 (b) (7), however, Grand Casinos, Inc. shall remain absolutely and unconditionally liable to fully and faithfully pay and perform all obligations imposed upon Tenant pursuant to this Lease. The consent by Landlord to any assignment of the Lease or any right or obligation of Tenant shall not constitute a waiver of the necessity for such consent to any other assignment or transfer.

                   (c) If this Lease is assigned or transferred to any person (including Grand Casinos, Inc. pursuant to Section 16.01 (b) (5) and any assignee of Grand Casinos, Inc. pursuant to Section 16.01 (b) (7)) to any extent, regardless of whether or not Landlord consents to such assignment or transfer, by accepting any benefit of any such assignment the assignee shall be deemed to have fully assumed and agreed to pay and perform all obligations of Tenant pursuant to this Lease. If Landlord has not consented to any such assignment or transfer, the subsequent acceptance of payment or performance by the assignee or transferee shall not be deemed to be a waiver of the necessity to obtain Landlord's consent. Notwithstanding any assignment or transfer, Tenant and Guarantors shall remain absolutely and unconditionally liable to fully and faithfully pay and perform all obligations imposed by this Lease.

                   (d) If, at any time during the Lease Term, more than fifty percent of the corporate shares, partnership interests, membership interests or other beneficial interest of Tenant shall be transferred, directly or indirectly (through one or more affiliates or otherwise), by sale, assignment, exchange, gift, bequest, legacy, inheritance, assignment, operation of law or otherwise so as to result in the change of the present effective control of Tenant, such transfer, at the election of Landlord, may be treated as an assignment of this Lease subject to the preceding section 16.01 (a). Nothing contained in this
Section 16.01 (d) however shall be construed to limit or restrict the issuance or transfer of publicly traded shares of stock of any corporation which constitutes Tenant.

         16.02. SUBLETTING. It is recognized and understood that Tenant contemplates subletting interests in the Leased Property in connection with its operation of the Resort; and, therefore, Tenant may sublet the Leased Property to (i) any one or more Permitted Assignees; (ii) any one or more recurrent periodic interval owners of the Resort provided that each such sublease is in a form which has been approved by Landlord, in writing which approval shall not be unreasonably withheld, conditioned or delayed; and/or (iii) any operator of any restaurant, store, or other business which is incident to Tenant's operation of the Resort. Except as provided in the preceding sentence, Tenant shall not voluntarily or involuntarily (by operation of law or otherwise), license, franchise, or sublet any portion of the Leased Property.

                                ARTICLE XVII

                             SERVICE OF NOTICES

         17.01. MANNER OF DELIVERY. Any and all notices and demands by any party hereto to the other party, required or desired to be given hereunder shall be in writing and shall be validly given or made only if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested or if made by Federal Express or other similar delivery service keeping records of deliveries and attempted deliveries or if made by telecopy. Service by United States mail or delivery service shall be conclusively deemed made on the first business day delivery is attempted or upon receipt, whichever is sooner. Service by telecopy shall be deemed made upon the date of transmission provided transmission is confirmed prior to 5:00 o'clock p.m. local time at the place of delivery or on the day after the date of transmission if transmission is confirmed after 5:00 o'clock p.m. local time.

         17.02. NOTICES TO LANDLORD. Any notice or demand to Landlord shall be addressed to Landlord c/o Robert G. Marsico, 8484 Turtle Creek Circle, Las Vegas, Nevada 89113, with a copy to Landlord's counsel at Leavitt, Sully & Rivers, 601 E. Bridger Avenue, Las Vegas, Nevada 89101, telecopier (702) 382-2892.

         17.03. NOTICES TO TENANT. Any notice or demand to Tenant shall be addressed to Tenant at c/o Stephen J. Cloobeck, Polo Towers, 3745 Las Vegas Blvd. South, Las Vegas, Nevada 89109, fax (702) 798-8840, with a copy to Tenant's counsel at Lionel Sawyer & Collins, 300 South Fourth Street, #1700, Las Vegas, Nevada 89101, attention Jeffrey P. Zucker, Esq., fax (702) 383-8845.

         17.04. CHANGES OF ADDRESSES. Any party hereto may change its address for the purpose of receiving notices or demands as herein provided by a written notice given in the manner aforesaid to the other party hereto, which notice of change of address shall not become effective, however, until the actual receipt thereof by the other party.

                                ARTICLE XVIII

                           SUCCESSORS AND ASSIGNS

         The terms, provisions, covenants and conditions contained in this Lease shall apply to, bind and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of Landlord and Tenant, respectively.

                                 ARTICLE XIX

                             PARTIAL INVALIDITY

         If any term, covenant or condition of this Lease, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all terms, covenants and conditions of this Lease, and all applications thereof, not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby.

                                 ARTICLE XX

                             SCOPE OF AGREEMENT

         20.01. ENTIRE AGREEMENT. This Lease, including information incorporated herein by reference or attached hereto, sets forth all (and is intended by the parties to be an integration of all) of the representations, promises, agreements, and understandings among the parties hereto. This Lease terminates and supersedes all prior agreements, if any, between the parties hereto. There are no representations, promises, agreements, or understandings, oral or written, express or implied, between the parties other than as set forth or incorporated herein. In entering into this Lease neither party has relied upon any act or statement of any person or upon any presumption in fact or in law,
(i) with respect to this Lease, or with respect to the duration, termination, or renewal of this Lease, or with respect to the relationship between the parties, other than as expressly set forth in this Lease; (ii) which in any way tends to change or modify any of the terms of this Lease or to prevent this Lease becoming effective; or (iii) which in any way affects or relates to the subject matter of this Lease.

         20.02. NO AMENDMENT. No modification, alteration, amendment, change, addition or waiver of any of the terms, covenants or conditions hereof shall be effective unless reduced to writing and duly executed by the parties.

                                  ARTICLE XXI

                              MEMORANDUM OF LEASE

         Subject to Section 5.04 (b)(2) this Lease shall not be recorded but, concurrently with the execution of this Lease, the parties shall execute in recordable form a memorandum of this Lease, which either party may record. It is understood and agreed that such memorandum shall describe generally the existence of the Put Option and the Call Option.

                                  ARTICLE XXII

                                 MISCELLANEOUS

          22.01.   WAIVER.


                   (a) The failure of any party to insist, in any one or more instances, upon observance and performance of any provision of this Lease shall not be construed as a waiver of such provision or the relinquishment of any other right granted herein or of the right to require future observance and performance of any such provision or right.

                   (b) The waiver by any party of any breach of any provision herein contained shall not be deemed to be a waiver of such provision on account of any other breach of the same or any other provision of this Lease.

                   (c) No provision of this Lease shall be deemed to have been waived, unless such waiver be in writing and signed by the person sought to be charged with a waiver of such provision.

          22.02.   ATTORNEY FEES.

                   (a) In the event any legal action or proceeding brought by either party against the other to enforce any provision hereof by reason of any alleged breach hereunder, for a declaration of rights or obligations hereunder, or for any other remedy, the prevailing party shall be entitled to recover such amounts as a court of competent jurisdiction may adjudge to be reasonable attorneys' fees; and such amount shall be included in any judgment rendered in such action or proceeding.

                   (b) If either party incurs any expense (including attorney fees) (i) in furnishing any certificate for the benefit of Tenant or any Leasehold Mortgagee, or Landlord or any Fee Mortgagee, as the case may be, (ii) to defend title or the right to quiet possession of the Leased Property and such party's rights under this Lease against any claim by any person claiming under or through Tenant or Landlord, as the case may be, including without limitation the foreclosure of any Leasehold Mortgage or Fee Mortgage, (iii) to protect and enforce its rights pursuant to this Lease, the recovery of which is subject to
Section 22.02 (a) of this Lease if an action or proceeding between Landlord and Tenant is involved, or (iv) with respect to any bankruptcy reorganization, arrangement, receivership or similar proceedings in relation to insolvency which, in any way, to any extent, pertain to or involve this Lease, the Leased Property, Landlord, Tenant, any Permitted Assignee and/or any guarantor of this Lease, the party incurring such expense shall be entitled to recover the same from the other party upon demand and if such expense is incurred by Landlord, Tenant shall immediately reimburse and pay to Landlord, as Additional Rent, an amount equal to all such expenses so incurred.

            22.03.   CONSTRUCTION.

                   (a) The captions appearing at the commencement of the various articles and sections of this Lease are descriptive only and for convenience in reference to this Lease and in no way whatsoever define, limit or describe the scope or intent of this Lease, nor in any way affect this Lease.

                   (b) Masculine or feminine pronouns shall be substituted for the neuter form and vice versa, and the plural shall be substituted for the singular form and vice versa, in any place or places herein which the context requires such substitution or substitutions.

                   (c) This Lease shall not be construed either for or against Landlord or Tenant, but this Lease shall be interpreted in accordance with the general tenor of its language.

                   (d) For purposes of this Lease, the term "person" shall mean any individual, corporation, partnership, limited-liability company, association, estate, trust, or other entity, however denominated.

                   (e) For purposes of this Lease the term "affiliate" of a specified person shall mean any person (i) that, directly or indirectly (through one or more intermediaries or otherwise), controls, is controlled by, or under common control with such specified person.

                   (f) This Lease shall be interpreted to give effect to the intent and purposes of the parties and the spirit of this Agreement.

         22.04. GOVERNING LAW. The laws of the State of Nevada shall govern the validity, construction, performance and effect of this Lease.

         22.05. JOINT AND SEVERAL LIABILITY. In the event that a party shall consist of more than one person, firm or corporation then and in such event all of such persons, firms and corporations shall be jointly and severally obligated under this Lease.

         22.06. LANDLORD REPRESENTATIVE. If at any time Landlord shall consist of more than one person, Landlord shall designate one person to serve as Landlord representative under this Lease for giving and receiving notices, granting approvals and all other purposes. Unless and until Tenant receives notice of a new appointment from all such persons, Tenant may consider any previously appointed Landlord representative to continue to be the Landlord representative. At any time that Landlord consists of more than one person and Landlord has not designated a Landlord representative, Tenant may designate any of such persons as the Landlord representative.

         IN WITNESS WHEREOF, the parties hereto have executed this Lease the day and year first above written.

                                        LANDLORD:

                                        MacGREGOR INCOME PROPERTIES WEST I,
                                        INC., a Nevada corporation

                                        By
                                             ----------------------------------
                                                  (signature)


                                             ----------------------------------
                                                  (name)


                                             ----------------------------------
                                                  (title)


                                        TENANT:


                                        CLOOBECK ENTERPRISES, a Nevada
                                        corporation

                                        By    /s/ Stephen J. Cloobeck
                                             ----------------------------------
                                                  (signature)

                                             Stephen J. Cloobeck
                                             ----------------------------------
                                                  (name)

                                              President
                                             ----------------------------------
                                                  (title)
more than one person and Landlord has not designated a Landlord representative, Tenant may designate any of such persons as the Landlord representative.

         IN WITNESS WHEREOF, the parties hereto have executed this Lease the day and year first above written.

                                        LANDLORD:

                                        MacGREGOR INCOME PROPERTIES WEST I,
                                        INC., a Nevada corporation

                                        By    /s/ Robert G. Marsico
                                             ----------------------------------
                                                  (signature)

                                              Robert G. Marsico
                                             ----------------------------------
                                                  (name)

                                              President
                                             ----------------------------------
                                                  (title)


                                        TENANT:


                                        CLOOBECK ENTERPRISES, a Nevada
                                        corporation

                                        By
                                             ----------------------------------
                                                  (signature)


                                             ----------------------------------
                                                  (name)


                                             ----------------------------------
                                                  (title)

                                   EXHIBIT A

                                       TO

                                  GROUND LEASE

                              (Legal Description)

Parcels One (1) and Two (2) as shown by Parcel Map in File 7 of Parcel Maps, Page 87 and recorded on December 10, 1975 as Document No. 536501 of Official Records, all in the Office of the County Recorder of Clark County, Nevada

                             PERMITTED EXCEPTIONS

                                   EXHIBIT B

1.   Taxes for 1996-1997, a lien not yet due and payable.

2. Mineral rights, reservations, and easements in a patent, provided the same contain no right to surface entry or to disturb improvements on the surface.

3. An easement in favor of Nevada Power Company, for electrical lines, recorded July 16, 1957, in Book 135 as Document No. 110695 of Clark County Official Records.

4. An easement in favor of Nevada Power Company, for electrical lines, recorded July 16, 1957, in Book 135 as Document No. 110699 of Clark County Official Records.

5. Dedications and easements as shown on the recorded map in File 7 of Parcel Maps, Page 87, of Clark County Official Records.

6. An easement in favor of County of Clark, for perpetual avigation, recorded January 22,1976, in Book 588 as Document No. 547497 of Clark County Official Records.

7. An easement in favor of Las Vegas Valley Water District, a Quasi-Municipal Corporation, for pipelines, recorded September 13, 1976, in Book 659, as Document No. 618562 of Clark County Official Records, as modified by partial relinquishment recorded October 10, 1980, in Book 1294, as Document No. 1253697 of Clark County Official Records.

8. An easement in favor of Nevada Power Company and Central Telephone Company for electrical and communication facilities, recorded April 11, 1978, in Book 871, as Document No. 830381 of Clark County Official Records.

9. An easement in favor of County of Clark, for perpetual avigation, recorded March 27, 1986, in Book 860327, as Document No. 00478 of Clark County Official Records.

10. Deed of Trust in favor of MacGregor Income Properties West I, Inc., recorded July 2, 1987, in Book 870702, as Document No. 01263 and Assignment, recorded August 3, 1987, in Book 870803, as Document No. 00566 of Clark County Official Records.

11. Survey by John E. Forsman, filed in File 75 of Surveys at Page 31, recorded February 21, 1995, in Book 950221, as Document No. 00649 of Clark County Official Records.

                                   EXHIBIT C

                                       TO

                                  GROUND LEASE

           (Documents and Correspondence concerning Shark Club Lease)

DATE                           DESCRIPTION

LA-TEX LEASE DOCUMENTS:

07/02/87       Lease

07/07/87       $25O,000 Promissory Note Secured by Deed of Trust

07/02/87 Short Form Deed of Trust and Assignment of Rents recorded in Book 870202 as Instrument No. 01263 in the Office of the Clark County Recorder

02/17/98       First Amendment to Lease

07/12/89       Second Amendment to Lease

05/17/98       Third Amendment to Lease

08/02/91       Notice of Tenant's Election to Extend Term of Lease

03/10/92       Payment Date Modification

03/20/92       Fourth Amendment to Lease

12/22/95       Notice of Change of Address

NOTICE OF ELECTION TO SELL:

12/08/95       Notice of Election to Sell

12/19/95 Letter from Rush to Marsico requesting extension on negotiation period

12/20/95       Letter from Sully to Rush denying extension of negotiation period

12/29/95 Letter from Rush to Sully and Marsico containing offer to purchase property

01/04/96 Letter from Sully to La-Tex Partnership and Rush notifying that negotiation period expired and that Landlord was free to negotiation with other persons

EVICTION DOCUMENTS:

11/20/95 Seven Day Notice to Pay Rent (Replenish Security Deposit) or Quit and Affidavits of Service

11/29/95       Affidavit of Complaint for Summary Eviction

11/30/95       Order for Summary Eviction

11/30/95       Instructions to the Constable Evictions

12/01/95       Affidavit of Charles M. Rush

12/01/95       Letter from Rush to Rivers tendering $55,334.75

12/01/95       Letter from Rivers to Rush rejecting $55,334.75 tender

12/01/95 Two letters from Rush to Rivers denying effectiveness of service of Order for Summary Eviction

12/04/95 Defendants Emergency Ex Parte Application for Emergency Stay of Order for Summary Eviction

12/04/95       Order Staying Summary Eviction

12/04/95 Letter from Rivers to Rush disputing denial of effectiveness of service

12/05/95 Affidavit of David J. Rivers for Order Shortening Time and Receipt of Copy

12/05/95       Application to Lift Stay on Shortened Time

12/05/95       Affidavit of Mailing

12/06/95       Notice of Entry of Order Shortening Time

12/12/95       Stipulation and Order to Dismiss Without Prejudice and to Vacate
               Hearing

01/03/96 Letter from Sully to Williamson informing Tenant of default in maintenance of insurance coverage

01/03/96       Letter from Rush to Sully re: Sanitation District

01/10/96 Notice of Default (assignment without consent), noncompliance with governmental rules and failure to maintain insurance coverage)

01/12/96       Demand for payment of interest on security deposit

01/12/96       Demand for evidence that security deposit has been segregated

01/17/96       Letter from Rush to Sully and Marsico providing insurance binder

01/25/96 Letter from Rivers to Rush, La-Tex Partnership, Club Concepts and Club Investments, Inc. responding to 1/12/96 letters and 1/17/96 letter

01/26/96 Letter from Rush to Sully and Marsico requesting extension of time to cure defaults and consent for Tenant to sublet to Williams-McCormick, Inc.

01/29/96 Letter from Rivers to Rush, La-Tex Partnership, Club Concepts and Club Investments, Inc. responding to Rush's 1/26/96 letter

01/30/96 Letter from Williamson to Sully and Marsico notifying Landlord of Tenant's new address; requesting refund of sanitation fees; etc.

01/31/96 Letter from Rush to Rivers and Marsico regarding cancellation of Williams-McCormick, Inc. Service Agreement

01/31/96 Letter from Rush to Rivers and Marsico requesting name and address of lender

02/05/96 Letter from Rivers to Rush, La-Tex Partnership and Club Concepts responding to Rush's letters dated January 30 and 31, 1996

02/15/96 Letter from Rush to Sully and Marsico requesting written consent of Landlord to sublease to Williams-McCormick, Inc.

03/18/96 Letter from Rush to Sully and Marsico demanding (1) consent to sublease to Williams-McCormick, Inc. and (2) evidence that security deposit is segregated and threatening declaratory relief action

03/20/96 Letter from Rivers to Rush, La-Tex and Club Concepts responding to Rush's 3/18/96 letter

03/29/96 Letter from Gordon to Rivers enclosing resume and personal history concerning two principals of William-McCormick, Inc.

04/01/96       Letter from Gordon to Clark County Department of Business License

04/03/96       Letter from Gordon to Rivers enclosing copy of proposed sublease

04/11/96 Letter from Rivers to Gordon responding to Gordon's letters of March 29, 1996 and April 3, 1996

04/12/96 Letter from Gordon to Rivers advocating reasonableness of sublease to Williams-McCormick

04/23/96 Letter from Rush to Rivers informing Landlord of Snow's lack of authority

05/01/96 Letter from Rush to Sully and Marsico enclosing copy of commercial insurance policy

05/08/96 Letter from Williamson to Sully informing Landlord of Snow's lack of authority

05/09/96 Letter from Rush to Sully and Marsico proposing settlement conference

05/20/96 Letter from Rush to Sully regarding Rush's May 9, 1996 letter, threatening declaratory relief action

05/30/96 Letter from Williamson to Sully memorializing conversation to allow Rush to meet with Marsico

                          EXHIBIT D TO GROUND LEASE

                          (Supplemental Rent Amount)



                        SUPPLEMENTAL            SUPPLEMENTAL
                            RENT                    RENT
                         BEGINNING                 ENDING
MONTH                     BALANCE                 BALANCE
 8/96                    449160.08               446727.38
 9/96                    446727.38               444272.38
10/96                    444272.38               441794.88
11/96                    441794.88               439294.66
12/96                    439294.66               436771.53
 1/97                    436771.53               434225.27
 2/97                    434225.27               431655.67
 3/97                    431655.67               429062.51
 4/97                    429062.51               426445.59
 5/97                    426445.59               423804.67
 6/97                    423804.67               421139.55
 7/97                    421139.55               418449.99
 8/97                    418449.99               415735.78
 9/97                    415735.78               412996.70
10/97                    412996.70               410232.50
11/97                    410232.50               407442.96
12/97                    407442.96               404627.86
 1/98                    404627.86               401786.95
 2/98                    401786.95               398919.99
 3/98                    398919.99               396026.76
 4/98                    396026.76               393107.01
 5/98                    393107.01               390160.49
 6/98                    390160.49               387186.96
 7/98                    387186.96               384186.17
 8/98                    384186.17               381157.88
 9/98                    381157.88               378101.82
10/98                    378101.82               375017.76
11/98                    375017.76               371905.42
12/98                    371905.42               368764.55
 1/99                    368764.55               365594.90
 2/99                    365594.90               362396.18
 3/99                    362396.18               359168.15
 4/99                    359168.15               355910.52
 5/99                    355910.52               352623.04
 6/99                    352623.04               349305.41
 7/99                    349305.41               345957.38
 8/99                    345957.38               342578.66
 9/99                    342578.66               339168.96
10/99                    339168.96               335728.01
11/99                    335728.01               332255.52
12/99                    332255.52               328751.19
 1/00                    328751.19               325214.74
 2/00                    325214.74               321645.88
 3/00                    321645.88               318044.30
 4/00                    318044.30               314409.71
 5/00                    314409.71               310741.79
 6/00                    310741.79               307040.26
 7/00                    307040.26               303304.80

                        SUPPLEMENTAL             SUPPLEMENTAL
                            RENT                     RENT
                          BEGINNING                 ENDING
MONTH                      BALANCE                  BALANCE
 8/00                     303304.80                299535.09
 9/00                     299535.09                295730.83
10/00                     295730.83                291891.69
11/00                     291891.69                288017.37
12/00                     288017.37                284107.53
 1/01                     284107.53                280161.85
 2/01                     280161.85                276180.00
 3/01                     276180.00                272161.65
 4/01                     272161.65                268106.46
 5/01                     268106.46                264014.10
 6/01                     264014.10                259884.23
 7/01                     259884.23                255716.51
 8/01                     255716.51                251510.57
 9/01                     251510.57                247266.09
10/01                     247266.09                242982.69
11/01                     242982.69                238660.03
12/01                     238660.03                234297.75
 1/02                     234297.75                229895.48
 2/02                     229895.48                225452.86
 3/02                     225452.86                220969.51
 4/02                     220969.51                216445.06
 5/02                     216445.06                211879.14
 6/02                     211879.14                207271.37
 7/02                     207271.37                202621.35
 8/02                     202621.35                197928.72
 9/02                     197928.72                193193.06
10/02                     193193.06                188414.00
11/02                     188414.00                183591.13
12/02                     183591.13                178724.05
 1/03                     178724.05                173812.35
 2/03                     173812.35                168855.63
 3/03                     168855.63                163853.47
 4/03                     163853.47                158805.46
 5/03                     158805.46                153711.18
 6/03                     153711.18                148570.20
 7/03                     148570.20                143382.09
 8/03                     143382.09                138146.43
 9/03                     138146.43                132862.77
10/03                     132862.77                127530.68
11/03                     127530.68                122149.71
12/03                     122149.71                116719.42
 1/04                     116719.42                111239.34
 2/04                     111239.34                105709.04
 3/04                     105709.04                100128.04
 4/04                     100128.04                 94495.88
 5/04                      94495.88                 88812.09
 6/04                      88812.09                 83076.20
 7/04                      83076.20                 77287.73
 8/04                      77287.73                 71446.20

                        SUPPLEMENTAL            SUPPLEMENTAL
                            RENT                    RENT
                         BEGINNING                 ENDING
MONTH                     BALANCE                 BALANCE
 9/04                    71446.20                65551.13
10/04                    65551.13                59602.01
11/04                    59602.01                53598.36
12/04                    53598.36                47539.68
 1/05                    47539.68                41425.46
 2/05                    41425.46                35255.20
 3/05                    35255.20                29028.37
 4/05                    29028.37                22744.46
 5/05                    22744.46                16402.95
 6/05                    16402.95                10003.31
 7/05                    10003.31                 3545.01
 8/05                     3545.01                    0.00


                                   EXHIBIT E

                                       TO

                                  GROUND LEASE

                            GUARANTY OF GROUND LEASE

         For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned ("GUARANTOR") hereby unconditionally and irrevocably guarantees the full and faithful performance by TENANT of all the terms, covenants, and conditions of the foregoing Ground Lease ("Lease"), including without limitation the payment of all Base Rent (as adjusted), Supplemental Rent and Additional Rent when and as the same shall become due and payable and the timely payment of the Purchase Price upon an exercise of either the Put Option or the Call Option. This is a guaranty of payment and not merely guaranty of collection.

         This Guaranty is absolute and continuing and shall remain in full force and effect for the term of the Lease, including any extensions or renewals, regardless of any amendment, modification, compromise, or release of any term, covenant, or condition of the Lease or any party thereto as the case may be.

         GUARANTOR hereby covenants and agrees to indemnify, defend, and hold LANDLORD harmless from and against any and all claims, action, damages, liability, expenses, charges, penalties, obligations, attorneys' fees, judgments, and demands of any kind whatsoever in connection with or arising out of or by reason of the assertion of TENANT of any defense to its obligations under the Lease or the assertion by GUARANTOR of any defense to its obligations hereunder based on any action or inaction of Tenant.

         GUARANTOR hereby waives any right or claim or right to cause a marshaling of TENANT's assets as well as any right to require LANDLORD to exhaust any remedy against TENANT before proceeding against GUARANTOR.

         To the extent there is more than one guarantor of the Lease, GUARANTOR hereby waives any right to require LANDLORD to proceed against guarantors in any particular order.

         GUARANTOR hereby agrees that any payments or performance required to be made hereunder shall become due upon demand in accordance with the terms hereof immediately upon the occurrence of a default under the Lease, whether or not GUARANTOR has been given notice of such default; and GUARANTOR hereby expressly waives notice of demand, notice of default, or other notice of any kind, promptness in commencing suit and/or giving any notice to or in making any claim or demand upon TENANT or TENANT's property and agrees that no act or omission of any kind on the part of LANDLORD shall, in any event, affect or impair this Guaranty. GUARANTOR further waives and relinquishes any defense arising out of the absence, impairment or loss of any right of reimbursement or subrogation in any defense arising by reason of any defense of TENANT or by reason of the cessation of the liability of TENANT.

         To the extent there is more than one guarantor of the Lease, GUARANTOR's obligation hereunder shall be joint and several with that of all other such guarantors.

         The necessary grammatical changes required to make the provisions this Guaranty apply in a plural sense or singular sense, where required, or to a particular gender shall, in all instances, be assumed as though in each case fully expressed.

         GUARANTOR hereby agrees to pay all costs incurred by Landlord in enforcing this Guaranty, including attorneys' fees, regardless of whether or not suit is instituted.

         The undersigned has caused this Guaranty to be executed this__________ day of __________________, 1996.


                                        GUARANTOR:


                                        _______________________________________

                                   EXHIBIT F

                                       TO

                                  GROUND LEASE

                              (Personal Property)


1.    Two Crystal Chandeliers which were property of Sweet Water Restaurant.

2. Bronze plaque on front entrance wall depicting date of opening and architect.

3.    Various Sweet Water Restaurant pots.

4.    Several Paintings by Bob Marsico.